 EXHIBIT 99.1

Independent Auditors’ Report

To The Directors of Berry Global Group Inc.,

We have audited the accompanying consolidated financial statements of RPC Group Plc and its subsidiaries, which comprise the consolidated balance sheets as of March 31, 2019 and 2018, and the related consolidated income statement and consolidated statement of comprehensive income, the consolidated cash flow statement and the consolidated statements of changes in equity for each of the three years in the period ended March 31, 2019.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RPC Group Plc and its subsidiaries at March 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

PricewaterhouseCoopers LLP (signed)
Birmingham
13 September 2019

CONSOLIDATED INCOME STATEMENTS
for the years ended 31 March 2019, 31 March 2018 and 31 March 2017
		2019	2018	2017
	Notes	£m	£m	£m
Revenue	2	3,770.8	3,538.4	2,648.0
Operating costs	3	(3,459.1)	(3,188.8)	(2,462.1)
Operating profit		311.7	349.6	185.9
Financial income	6	7.8	11.2	12.6
Financial expenses	6	(64.4)	(50.6)	(50.6)
Net financing costs	6	(56.6)	(39.4)	(38.0)
Share of profit from investment accounted for under the equity method	13	0.7	0.7	0.7
Profit before taxation		255.8	310.9	148.6
Taxation	7	(67.1)	(63.7)	(23.4)
Profit after taxation from continuing operations		188.7	247.2	125.2
(Loss)/profit from discontinued operations	9	(41.1)	6.6	6.8
Profit after taxation for the year		147.6	253.8	132.0
Profit before taxation after adding back adjusting items:
Profit before taxation		255.8	310.9	148.6
Adjusting items	4	122.3	68.2	126.4
Profit before taxation after adding back adjusting items		378.1	379.1	275.0
Profit attributable to:
Equity shareholders	147.1	253.4	132.0
Non-controlling interests	0.5	0.4	–
Profit after taxation for the year	147.6	253.8	132.0
Earnings per share		2019		2018		2017
Basic	10	36.3	p	61.6	p	37.1	p
Diluted	10	36.2	p	61.3	p	36.8	p
Basic from continuing operations	10	46.4	p	60.0	p	35.2	p
Diluted from continuing operations	10	46.3	p	59.7	p	34.9	p

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
for the years ended 31 March 2019, 31 March 2018 and 31 March 2017
	Notes	2019 £m	2018 £m	2017 £m
Profit after taxation for the year		147.6	253.8	132.0
Other comprehensive income
Items that will not subsequently be reclassified to the income statement
Actuarial re-measurement of defined benefit pension plans	26	0.8	54.4	(7.2)
Deferred tax on actuarial re-measurement of defined benefit pension plans		0.8	(10.4)	1.0
		1.6	44.0	(6.2)
Items that may subsequently be reclassified to the income statement
Foreign exchange translation differences		(25.4)	(19.9)	101.3
Effective portion of movement in fair value of cross currency interest rate swaps		19.1	(26.7)	6.1
Deferred tax on movement in fair value of cross currency interest rate swaps		0.4	(0.7)	0.7
Amounts recycled to the income statement		(21.5)	31.5	(8.0)
Amounts recycled to the balance sheet		–	(0.4)	(1.7)
Changes in fair value of derivative instruments designated as net investment hedges		9.8	(11.8)	(3.8)
		(17.6)	(28.0)	94.6
Other comprehensive income for the year, net of tax		(16.0)	16.0	88.4
Total comprehensive income for the year		131.6	269.8	220.4

All items included in other comprehensive income relate to continuing operations.

CONSOLIDATED BALANCE SHEETS
at 31 March 2019 and 31 March 2018

	Notes	2019 £m	2018 £m
Non-current assets
Goodwill	11	1,589.9	1,575.7
Other intangible assets	11	283.2	324.2
Property, plant and equipment	12	1,378.2	1,357.1
Investment accounted for under the equity method	13	4.8	4.4
Derivative financial instruments	19	16.3	7.2
Deferred tax assets	21	110.5	108.9
Total non-current assets		3,382.9	3,377.5
Current assets
Assets held for sale in a disposal group	16	30.6	6.3
Inventories	14	534.6	524.9
Trade and other receivables	15	693.8	663.6
Current tax receivables		12.3	12.4
Derivative financial instruments	19	1.0	12.2
Cash and cash equivalents		192.6	186.5
Total current assets		1,464.9	1,405.9
Total assets		4,847.8	4,783.4
Current liabilities
Liabilities held for sale in a disposal group	16	(22.6)	–
Bank loans and overdrafts	17	(13.6)	(167.7)
Trade and other payables	17	(930.1)	(948.8)
Current tax liabilities		(96.3)	(63.3)
Deferred and contingent consideration	20	(1.2)	(30.4)
Provisions and other liabilities	21	(9.2)	(18.1)
Derivative financial instruments	19	(0.8)	(2.1)
Total current liabilities		(1,073.8)	(1,230.4)
Non-current liabilities
Bank loans and other borrowings	18	(1,425.8)	(1,174.4)
Employee benefits	26	(189.9)	(196.9)
Deferred tax liabilities	21	(199.2)	(219.1)
Deferred and contingent consideration	20	(0.7)	(6.9)
Provisions and other liabilities	21	(21.6)	(35.2)
Derivative financial instruments	19	(0.2)	(0.4)
Total non-current liabilities		(1,837.4)	(1,632.9)
Total liabilities		(2,911.2)	(2,863.3)
Net assets		1,936.6	1,920.1
Equity
Share capital	22	20.4	20.4
Share premium account		695.6	689.9
Merger reserve		727.4	727.4
Capital redemption reserve		1.5	1.4
Translation reserve		124.5	140.0
Cash flow hedging reserve		0.6	2.6
Retained earnings		363.4	335.4
Equity attributable to equity shareholders		1,933.4	1,917.1
Non-controlling interests		3.2	3.0
Total equity		1,936.6	1,920.1

CONSOLIDATED CASH FLOW STATEMENTS
for the years ended 31 March 2019, 31 March 2018 and 31 March 2017
	Notes	2019 £m	2018 £m	2017 £m
Profit after tax		147.6	253.8	132.0
Adjustments for:
Amortisation of intangible assets	11	55.8	54.3	34.4
Depreciation of property, plant and equipment	12	169.3	161.7	129.8
Impairment related to discontinued operations	9	32.0	–	–
Profit on disposal of discontinued operations	9	(6.8)	–	–
Non-cash interest		4.8	1.4	14.8
Non-cash taxation		7.9	3.3	(10.5)
Other non-cash movements		31.4	(18.0)	3.4
Share-based payment expense	22	7.8	6.8	4.5
Gain on disposal of property, plant and equipment		0.1	(0.5)	–
Impairment of tangible assets		1.3	–	–
Pension deficit payments in excess of income statement charge		(7.3)	(6.9)	(4.8)
Movement in provisions and liabilities		(22.2)	(47.1)	(55.6)
Movement in inventories		(14.5)	(39.3)	(55.7)
Movement in receivables		(35.7)	(29.5)	0.7
Movement in payables		(60.0)	46.7	83.5
Net cash flows from operating activities		311.5	386.7	276.5
Cash flows from investing activities
Interest received		1.2	1.3	1.5
Proceeds on disposal of property, plant and equipment and assets held for sale		4.7	3.8	4.5
Purchase of property, plant and equipment		(214.4)	(241.4)	(175.2)
Purchase of intangible assets		(6.4)	(4.6)	(5.0)
Acquisition of businesses, net of cash acquired	23	(108.6)	(65.2)	(938.1)
Proceeds from disposal of businesses	24	87.4	0.5	0.1
Net cash flows from investing activities		(236.1)	(305.6)	(1,112.2)
Cash flows from financing activities
Dividends paid to equity shareholders	8	(114.7)	(105.8)	(62.1)
Purchase of own shares - share buyback programme	22	(17.0)	(83.4)	–
Purchase of own shares - share-based incentive arrangements		(2.5)	(2.6)	(5.1)
Proceeds from the issue of share capital		5.8	9.4	629.2
Repayment of borrowings		(186.2)	(7.7)	(85.6)
Proceeds of borrowings		302.0	54.3	444.8
Net cash flows from financing activities		(12.6)	(135.8)	921.2
Net increase/(decrease) in cash and cash equivalents		62.8	(54.7)	85.5
Cash and cash equivalents at beginning of year		124.9	183.0	86.3
Effect of foreign exchange rate changes		(0.3)	(3.4)	11.2
Cash and cash equivalents at end of year		187.4	124.9	183.0
Cash and cash equivalents comprise:
Cash at bank		192.6	186.5	266.2
Bank overdrafts		(5.2)	(61.6)	(83.2)
		187.4	124.9	183.0

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
for the years ended 31 March 2019, 31 March 2018 and 31 March 2017
	Share capital £m	Share premium account £m	Merger reserve £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Non-controlling interests £m	Total equity £m
At 1 April 2018	20.4	689.9	727.4	1.4	140.0	2.6	335.4	3.0	1,920.1
Profit for the year	–	–	–	–	–	–	147.1	0.5	147.6
Actuarial re-measurement, net of tax	–	–	–	–	–	–	1.6	–	1.6
Exchange differences	–	–	–	–	(25.3)	–	–	(0.1)	(25.4)
Hedging movements, net of tax	–	–	–	–	9.8	(2.0)	–	–	7.8
Total comprehensive income for the year	–	–	–	–	(15.5)	(2.0)	148.7	0.4	131.6
Issue of shares	0.1	5.7	–	–	–	–	–	–	5.8
Share-based payments	–	–	–	–	–	–	13.9	–	13.9
Deferred tax on share-based payments	–	–	–	–	–	–	(0.1)	–	(0.1)
Current tax on share-based payments	–	–	–	–	–	–	(0.3)	–	(0.3)
Purchase of own shares - share buyback	(0.1)	–	–	0.1	–	–	(17.0)	–	(17.0)
Purchase of own shares - share-based incentive arrangements	–	–	–	–	–	–	(2.5)	–	(2.5)
Dividends paid to equity shareholders	–	–	–	–	–	–	(114.7)	(0.2)	(114.9)
At 31 March 2019	20.4	695.6	727.4	1.5	124.5	0.6	363.4	3.2	1,936.6

At 1 April 2017	20.8	680.6	727.4	0.9	171.7	(1.1)	222.1	0.3	1,822.7
Profit for the year	–	–	–	–	–	–	253.4	0.4	253.8
Actuarial re-measurement, net of tax	–	–	–	–	–	–	44.0	–	44.0
Exchange differences	–	–	–	–	(19.9)	–	–	–	(19.9)
Hedging movements, net of tax	–	–	–	–	(11.8)	3.7	–	–	(8.1)
Total comprehensive income for the year	–	–	–	–	(31.7)	3.7	297.4	0.4	269.8
Issue of shares	0.1	9.3	–	–	–	–	–	–	9.4
Non-controlling interest on acquisition	–	–	–	–	–	–	–	2.3	2.3
Share-based payments	–	–	–	–	–	–	6.8	–	6.8
Deferred tax on share-based payments	–	–	–	–	–	–	(0.9)	–	(0.9)
Current tax on share-based payments	–	–	–	–	–	–	1.8	–	1.8
Purchase of own shares - share buyback	(0.5)	–	–	0.5	–	–	(83.4)	–	(83.4)
Purchase of own shares - share-based incentive arrangements	–	–	–	–	–	–	(2.6)	–	(2.6)
Dividends paid to equity shareholders	–	–	–	–	–	–	(105.8)	–	(105.8)
At 31 March 2018	20.4	689.9	727.4	1.4	140.0	2.6	335.4	3.0	1,920.1

At 1 April 2016	15.2	591.4	52.2	0.9	74.2	1.8	157.9	0.3	893.9
Profit for the year	–	–	–	–	–	–	132.0	–	132.0
Actuarial re-measurement, net of tax	–	–	–	–	–	–	(6.2)	–	(6.2)
Exchange differences	–	–	–	–	101.3	–	–	–	101.3
Hedging movements, net of tax	–	–	–	–	(3.8)	(2.9)	–	–	(6.7)
Total comprehensive income for the year	–	–	–	–	97.5	(2.9)	125.8	–	220.4
Issue of shares	5.6	89.2	675.2	–	–	–	–	–	770.0
Share-based payments	–	–	–	–	–	–	4.5	–	4.5
Deferred tax on share-based payments	–	–	–	–	–	–	0.3	–	0.3
Current tax on share-based payments	–	–	–	–	–	–	0.8	–	0.8
Purchase of own shares - share-based incentive arrangements	–	–	–	–	–	–	(5.1)	–	(5.1)
Dividends paid to equity shareholders	–	–	–	–	–	–	(62.1)	–	(62.1)
At 31 March 2017	20.8	680.6	727.4	0.9	171.7	(1.1)	222.1	0.3	1,822.7

NOTES TO THE FINANCIAL STATEMENTS
for the years ended 31 March 2019, 31 March 2018 and 31 March 2017
1. PRINCIPAL ACCOUNTING POLICIES
RPC Group Plc ‘the Company’ is a plastic product design and engineering company incorporated and domiciled in England and Wales. RPC Group Plc re-registered from a public company to a private company on 12 July 2019. The registered address is Sapphire House, Crown Way, Rushden, Northamptonshire, NN10 6FB.
The Group financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).
The following principal accounting policies apply to the Group financial statements. They have been applied consistently throughout the three years in dealing with items which are considered material in relation to the Group financial statements.
Basis of Consolidation
The consolidated financial statements incorporate those of the Company and its subsidiaries (together 'the Group') and the Group's share of the results and equity of its joint venture.
Subsidiaries are entities over which, either directly or indirectly, the Company has control. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The results of subsidiaries acquired or sold during a year are included in the Group’s results from the date of acquisition or up to the date of disposal. All business combinations are accounted for by the purchase method. Assets, liabilities and contingent liabilities acquired in a business combination are measured at fair value.
Intra-group balances, transactions, income and expenses are eliminated.
Non-controlling interests represent the portion of shareholders’ earnings and equity attributable to third-party shareholders.
Basis of Preparation
The financial statements, which are presented in sterling, are prepared on a going concern basis and in accordance with the historical cost convention, except for derivative financial instruments and contingent consideration which are stated at their fair value.
Key Estimates and Judgements
Preparation of the financial statements requires the Group to make estimates that affect the reported amounts of liabilities, assets, incomes and expenses. Estimates are determined through management’s historical knowledge and, where necessary, the knowledge of experts, taking into account the current circumstances that necessitate the estimate.
The key estimates and judgements used in the financial statements, as well as changes to key estimates and judgements are set out in the sections below.
Estimates
Acquisition accounting – contingent consideration
Contingent consideration, including post-acquisition remuneration, as a result of significant acquisitions in previous years has been a significant estimate for the Group during the three years. Contingent consideration is revalued each reporting period according to the latest forecasts of the acquired business based on the terms of the earn-out arrangement. Where payment is dependent on the recipient remaining in employment, the payment is accounted for as post-acquisition remuneration as required under IFRS 3.
Acquisition Accounting
Acquisitions are accounted for by applying the purchase method. The cost of an acquisition is measured as the aggregate of the fair values, at the acquisition date, of the assets given, liabilities incurred or assumed, and equity instruments issued by the Group. A systematic approach is taken to identify the assets, liabilities and contingent liabilities of the acquiree, and to measure them at fair value at the acquisition date, irrespective of the extent of any non-controlling interests, using appropriate valuation methods and third party valuation specialists where appropriate. The excess of the cost of the acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised as goodwill.

Judgements
Adjusting items
The Group believe that presentation of results before adjusting items assists in comparing trends to allow an understanding of business performance and as such this remains a key area of focus for the business. In determining the classification of certain items as adjusting under Group policy, management exercises significant judgement. The Group has developed a policy by which items that are not representative of the underlying trading performance of the business are presented separately in the consolidated income statement due to their size or nature. Management believe that this helps facilitate comparison with prior periods and assess trends in financial performance.
Management see this as a key judgement as a decision has to be made as to which income statement items fall within the criteria and therefore should be shown separately. To achieve consistency in exercising this judgement, a strict review and approval policy is in place for any items proposed as adjusting at a divisional level.
New Standards and Interpretations
The following new standards are effective for annual periods beginning after 1 January 2018 or later and have been adopted by the Group for the year ended 31 March 2019.  There are no new standards for the year ended 31 March 2017 or 31 March 2018:
IFRS 9 – Financial instruments
The standard replaces IAS 39 – Financial Instruments: Recognition and Measurement, and covers recognition and measurement, impairment, and de-recognition of financial assets and liabilities, as well as changes to general hedge accounting principles.
Management completed an impact assessment on the effect of this new accounting standard on the Group’s consolidated financial statements and concluded that there is no material impact.
The focus of management’s assessment was on the new requirements for hedge accounting and the impact of implementing an expected credit loss model for impairment of financial assets. The Group, in general, sells to established companies with strong credit ratings and has not historically experienced significant levels of bad debts, and so implementation of the expected credit loss model of impairment has not had a significant impact. The Group has a limited number of hedged positions and has ensured that all current hedge documentation and effectiveness testing has been updated such that it complies with the new standard.
IFRS 15 – Revenue from contracts with customers
The standard provides a single principle-based five step model to be applied to all sales contracts and replaces the previous standards covering revenue; IAS 11 – Construction contracts, and IAS 18 – Revenue.
In order to model the impact of the new standard on the Group, management completed a thorough contract review across the operating business. Due to the decentralised nature of the Group, data collection for the contract reviews was conducted within each of the seven divisions by senior finance and sales personnel, under the guidance of Group Finance. Stage one of the process involved an enhanced scoping exercise to identify contracts with clauses that could lead to different revenue recognition under IFRS 15 and also gain coverage of contract revenue. Managements existing knowledge of the business allowed them to focus on two key risk areas; contracts with variable consideration and contracts with multiple performance obligations. Stage two of the review was to assess the impact, if any, that implementing IFRS 15 would have on the revenue recognised from contracts containing clauses relating to the two risk areas identified. The overall assessment was made by Group Finance, however, external assistance was used to further scrutinise conclusions reached.
Findings from the contract reviews were largely in line with management’s expectations. The Group’s core activities involve the production of plastic packaging and non-packaging to order, where customers are invoiced for the units produced. Therefore the right to consideration from the customer at any point generally corresponds with the value of the goods produced but unpaid for up to that point. In this scenario IFRS 15 permits the recognition of revenue in line with the value of goods the Group has a right to invoice for, which is in line with how the Group previously recognised revenue for these transactions.
A significant proportion of contracts did contain clauses pertaining to variable consideration, while a smaller, but not insignificant portion of contracts contained multiple performance obligations. Management reached the following conclusion over these:
Variable consideration
Contractual clauses that fall within the domain of variable consideration were limited to discounts (prospective reductions in price on future sales), rebates (retrospective reductions in price on past sales) and price downs (stepped reduction in price over a fixed period reflective of efficiencies and cost savings the Group will develop over the life of the contract).

Under IFRS 15, where there is a contract with variable consideration, if it is concluded that the contract provides the customer with a material right to a discount at a future date then that discount must be allocated to the performance obligations. A material right in the context of variable consideration is a price reduction in excess of what any other customer of a similar size could obtain for a similar product.
Rebates and discounts are a feature of the industry, as they are in the majority of high-volume businesses. It was identified that the quantum of the discount or rebate that can be earned by the customer are a small percentage of the overall value of the goods and of a similar level across the Group. Due to this, management have concluded discounts do not constitute a material right, as they could reasonably be obtained by any customer of a similar size entering into a contract for a similar product.
Price down clauses featured in a small number of contracts. The price reduction is designed to pass on cost efficiencies developed from running a production process for a sustained period of time, and will lead to a consistent margin over the life of the contract. This has not been deemed to be a material right as another customer entering a contract with the Group for a similar product could expect to receive a similar price to a customer already part way through a price down contract, as the efficiencies have already been developed through the existing contract to be able to produce the goods at the same cost and margin.
Therefore there has been no material change in revenue recognition in the case of contracts with variable consideration.

Multiple performance obligations
In the majority of cases, contracts reviewed contained just one performance obligation, the production of plastic packaging and non-packaging. However, it was identified in some contracts that multiple performance obligations could be present. These took two forms, the development of a mould followed by production from that mould, and the production of a product followed by labelling or barcoding of that product.

Under IFRS 15, where there are distinct separate performance obligations within a contract it is required that a portion of the transaction price is allocated to each obligation and the revenue for each is only recognised when the conditions of that performance obligation are satisfied.

In the case of the production of a product followed by labelling or barcoding, while there clearly are two performance obligations, due to the fact that there is a combined output the performance obligations have been deemed as not distinct. As such, in these circumstances, the transaction price will not be split between performance obligations and revenue will continue to be recognised as it has been done previously at an amount equal to the sum that the Group is entitled to invoice for goods produced.

In the case or development of a mould followed by production from that mould, there is the added complexity of ownership of the mould, whether it belongs to the customer of the Group, and when ownership transfers, if at all. Management has analysed each scenario and has concluded that there has been no change to the previous way that revenue is recognised in each of the scenarios. The reasons for this broadly fall into two categories, either the mould is transferred at the start of the contract, making it two separate performance obligations whereby the sales value of the mould is recognised on completion and sale of the mould and the remaining revenue is recognised on completion of each unit of the product, or the mould is retained by the Group for at least the duration of the contract and the mould being used to produce a combined output cannot be considered a distinct performance obligation from that of the goods produced.

As a result of the contract reviews undertaken, management have concluded that there has been no significant change to revenue recognition under the new standard and therefore there are no material changes to the amounts recognised as revenue in the financial statements.

The following new standards are effective for annual periods beginning after 1 January 2019 or later and have not yet been adopted by the Group:
IFRS 16 – Leases
The Group will adopt IFRS 16 – Leases for the period commencing 1 April 2019. The standard replaces IAS 17 and removes the operating lease classification, requiring all leases to be recognised under the existing finance lease model. The transition to IFRS 16 will impact the income statement, balance sheet and cash flow statement in the Group's financial statements.
The impact on the balance sheet will be an increase in liabilities and an increase in property, plant and equipment, due to the recognition of both the present value of minimum lease payments and a right to use asset. The impact on the income statement will be to remove the operating lease rental charge and replace it with depreciation and a finance cost.

The impact on the income statement will vary depending on the ageing profile of leases at transition. Whereas under the current operating lease model the periodic charge to the income statement is of a consistent value over the life of the lease, under IFRS 16 interest is charged on a reducing liability balance, therefore on transition an older lease profile would likely produce a profit increase, whereas a younger lease profile would have the opposite effect.
There will be no impact on net cash flows.
The Group has completed a detailed assessment to quantify the impact on its reported assets and liabilities of adoption of IFRS 16. The Group will transition to IFRS 16 using the modified retrospective application approach with no restatement of prior year comparatives. On 1 April 2019 the Group expects to recognise new right- of-use assets and lease liabilities in the region of £150m for its operating leases in respect of leasehold land and buildings and plant and equipment. The nature of expenses related to those leases will also change as the straight-line operating lease expense will be replaced by a depreciation charge for right-of-use assets and interest expense on lease liabilities. In the first year of adoption the impact on profit before tax is estimated to be less than £3m.

Property, Plant and Equipment
Property, plant and equipment is stated at cost together with any expenses of acquisition less accumulated depreciation and any accumulated impairment losses.
Depreciation is calculated so as to write off the cost of each part of an item of property, plant and equipment less any residual value on a straight-line basis over the expected useful economic lives of the assets concerned, as follows:
Freehold buildings	50 years
Long leasehold property	50 years or the length of the lease if lower
Plant and equipment	5 to 12 years
Moulds	3 to 5 years
Motor vehicles	4 years
Freehold land is not depreciated.
Assets (Disposal Groups) Held for Sale
All assets and liabilities classified as held for sale are measured at the lower of carrying value and fair value less costs to sell. All assets and liabilities, or disposal groups, are classified as held for sale if their carrying value will be recovered through a sale transaction rather than through continuing use. This condition is met only when a sale is highly probable, the asset or disposal group is available for immediate sale in its present condition and management is committed to the sale which is expected to qualify for recognition as a completed sale within one year from the date of classification.
Inventories
Inventories are stated at the lower of cost and net realisable value. In determining the cost of raw materials, consumables and goods for resale, the average purchase price is used. For finished goods, cost is taken as production cost which includes the cost of the raw materials and an appropriate proportion of overheads. Where necessary, provision is made for obsolete, slow moving and defective stocks.
Financial Assets
Financial assets include cash and cash equivalents, trade and other receivables, and derivatives.
From 1 April 2018, the Group classifies its financial assets as either those to be measured subsequently at fair value (either through OCI or through profit or loss) or at amortised cost. The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset.
Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset. Assets that are held for collection of contractual cash flows, where those cash flows represent solely payments of principal and interest, are measured at amortised cost, while all other financial assets are measured at FVPL. Financial assets are derecognised when the rights to receive cash flows have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Trade and Other Receivables
Trade and other receivables are recognised on the trade date, being the date that the Group commits to sell the asset, and are initially measured at fair value and subsequently measured at amortised cost less any expected credit loss. The Group has elected to measure loss allowances for trade receivables and contract assets at an amount equal to lifetime expected credit losses. Expected credit losses are a probability-weighted estimate of the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive).

Cash and Cash Equivalents
Cash and cash equivalents comprise cash balances. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the cash flow statement.
Trade and Other Payables
Trade and other payables are initially measured at fair value and are subsequently measured at amortised cost.
Provisions
A provision is recognised in the balance sheet when the Group has a present, legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, when appropriate, the risks specific to the liability. The Group classify provisions into the following categories:
Termination and restructuring provisions
Provisions within this category relate to planned reorganisation programmes. The provision is created, in accordance with IAS 37, once the approved programme has commenced or, if relevant, when headcount reduction has been communicated to those affected in writing. Calculation of termination and restructuring obligations are based on; external quotes, contractual terms, the result of due diligence activities, or in absence of specific documentation, management’s best estimates of costs required to fulfil obligations.
Contract provisions
These provisions are predominantly recognised on acquisition and represent the contract derived values where the commercial terms, at acquisition date, are not in line with market based assumptions for a ‘market participant’. An asset or provision is created for this ‘off-market’ difference representing an excessively high or low margin. The asset or provision established is held gross and utilised through the income statement over a calculated duration. Typically utilisation will be within 12 months of acquisition date, as this is the period of time over which the Group expects to be able to either bring the margins to a level typical for that type of contract or exit the contract. Where contracts are exited prior to full utilisation the provision is removed. The value of each off-market contract is calculated based on the acquired business’ forecast operating profit margin for specific contracts that are deemed to fall outside a reasonable range. This is compared to an assumed range of operating profit margins for a normal market participant given risks and business models in the relevant sector and the cash flow difference, over a specific time period, is discounted to a net present value where the time value of money is material.
Environmental and health and safety, legal related and other provisions
While the provisions within these categories have differing origins, the accounting treatment for each type is consistent across the three categories. These provisions have either arisen through acquisition, either having previously existed in the acquired businesses balance sheet or created on acquisition as a fair value adjustment, or have arisen through the course of operating existing business. Accounting for these provisions is in line with IAS 37 and is largely consistent with the accounting treatment noted for the ‘termination and restructuring’ category.
Foreign Currencies
Subsidiaries and equity accounted investments account in the currency of their primary economic environment of operation, determined having regard to the currency which mainly influences sales and input costs. Transactions are translated at exchange rates approximating to the rate ruling on the date of the transaction except in the case of material transactions when actual spot rate may be used where it more accurately reflects the underlying substance of the transaction. Where practicable, transactions involving foreign currencies are protected by forward contracts. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date. Such transactional exchange differences are taken into account in determining profit before tax.

aterial foreign currency movements arising on the translation of intra-group balances where there is no intention of repayment are treated as part of the net investment in a subsidiary and are recognised through equity. Movements on other intra-group balances are recognised through the income statement.
The Group’s presentational currency is sterling. On consolidation, results and cash flows of foreign subsidiaries and equity accounted investments are translated to sterling at average exchange rates. Assets and liabilities are translated at the exchange rates ruling at the balance sheet date. Such translational exchange differences are taken to equity.
Profits and losses on the realisation of foreign currency net investments include the accumulated net exchange differences that have arisen on the retranslation of the foreign currency net investments since 1 January 2004 up to the date of realisation.
Bank Borrowings
Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges, including premiums paid on settlement or redemption of direct issue costs, are accounted for on an accruals basis in the income statement using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.
Derivative Financial Instruments
Derivative financial instruments are measured at fair value and include interest rate swaps, cross currency swaps and forward foreign exchange contracts. The fair values are determined by reference to the prices available from the market on which the instruments involved are traded. Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Fair value of Level 2 financial instruments is determined using valuation techniques. Fair value of Level 3 financial instruments are where inputs for the asset or liability are not based on observable market data (that is, unobservable inputs).
Certain derivative financial instruments are designated as hedges in line with the Group’s treasury policy. Hedges are classified as follows:
●	Fair value hedges that hedge the exposure to changes in the fair value of a recognised asset or liability.
●
Cash flow hedges that hedge exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecasted transaction.

●	Net investment hedges that hedge exposure to changes in the value, due to fluctuations in exchange rates, of the Group’s interests in the net assets of foreign operations.
For fair value hedges, any gain or loss from remeasuring the hedging instrument at fair value is recognised immediately in the income statement. Any gain or loss on the hedged item attributable to the hedged risk is adjusted against the carrying amount of the hedged item and similarly recognised in the income statement.
For cash flow hedges and net investment hedges, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge, as defined by IFRS 9 ‘Financial Instruments’, is recognised in equity, directly in the cash flow hedge reserve or the translation reserve, respectively, with any ineffective portion recognised in the income statement. Such hedges are tested, both at inception to ensure they are expected to be effective and periodically throughout their duration to assess continuing effectiveness. When the forecast transaction results in the recognition of a non-financial asset or liability, the associated gains or losses previously recognised in equity are included in the initial measurement of the asset or liability. For all other cash flow hedges, the gains or losses that are recognised in equity are transferred to the income statement in the same period in which the hedged cash flows affect the income statement.
Any gains or losses arising from changes in the fair value of derivative financial instruments not designated as hedges are recognised in the income statement.
Where a Group company enters into financial guarantee contracts to guarantee the indebtedness of other companies within the Group, the Group considers these to be insurance arrangements for them as such. In this respect, the Group treats the guarantee contract as a contingent liability until such time as it becomes probable that the Group will be required to make a payment under the guarantee.

Revenue
Revenue represents the invoiced value of goods supplied, excluding value added tax and other sales taxes, for each individual performance obligation and is presented net of any trade discounts issued. Revenue is recognised in the income statement when products and associated equipment are supplied to external customers in line with contractual arrangements. In these instances, control has passed to third parties, the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transaction will flow to the Group where it is considered highly probable that there will not be a significant reversal in the revenue recognised.
Adjusting Items
Items which are not representative of the underlying performance of the business due to their materiality or nature, are presented separately from underlying business performance in the Consolidated income statement as ‘Adjusting items’. The separate reporting of adjusting items helps facilitate comparison with prior periods and assess trends in financial performance.
The principal events which may give rise to adjusting items include; business restructuring and closure costs, including related asset impairments and losses during the closure period, business acquisition and integration costs, gains or losses on the disposal of businesses and property, goodwill impairments, significant litigation and tax claims, amortisation of acquired intangible assets, consideration on acquisitions that is treated as post-acquisition remuneration, and tax items that are linked to restructuring and other gains or losses, which, in the management’s judgement, could distort an assessment of underlying business performance.
Taxation
The tax expense represents the sum of the current taxes payable and deferred tax.
The current tax payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is the tax expected to be payable or recoverable on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised on deductible temporary differences where they can be offset against taxable temporary differences or to the extent that it is probable that taxable profits will be available against which they can be utilised.
Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.
The Group is subject to income taxes in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. There are some transactions and calculations for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.
Employee Benefits
Retirement benefit obligations
The Group operates a number of defined benefit and defined contribution pension schemes.
The liability recognised in the balance sheet in respect of defined benefit pension schemes is the present value of the defined benefit obligation less the fair value of plan assets at the balance sheet date. The obligation is calculated by external actuaries using the projected unit method. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity and recognised in full in the Consolidated statement of comprehensive income in the period in which they occur.
The costs of providing accrued service benefits are charged to operating expenses. Employee benefit net finance expense is included in net financing costs.

Payments to defined contribution schemes are charged to the income statement when they fall due.
Termination benefits
The Group recognises the present value of a liability to pay termination benefits when it has a demonstrable commitment to terminating employment before retirement.
In Germany, the Group has contractual obligations under a part-time employment scheme for older employees (Altersteilzeit). In addition to half salary, the employee may receive a fixed incentive payment. The Group provides for the incentive payment as a termination benefit. The number of employees who will take up this arrangement is an estimate based on historical experience and any agreed cap on the number of participants. Actuarial gains and losses and past service costs are recognised immediately in the income statement.
Other employee benefits
The Group provides for the present value of its obligations in respect of other long-term employee benefits using actuarial valuations. These include deferred salaries due to German Altersteilzeit employees and long service awards. The Group provides for long service awards as they accrue. The number of employees who will receive long service awards is estimated based on historical experience. Actuarial gains and losses and past service costs are recognised immediately in the income statement.
The costs of short-term employee benefits are charged to the income statement when they fall due.
Leasing
Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a ‘finance lease’. The asset is recorded in the balance sheet as property, plant and equipment and is depreciated over its estimated useful life or the term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within payables. Rentals payable are apportioned between the finance element, which is charged to the income statement, and the capital element which reduces the outstanding obligation for future instalments.
All other leases are accounted for as ‘operating leases’ and the rental charges are charged to the income statement on a straight-line basis over the expected life of the lease.
Research and Development Expenditure
Research expenditure is written off in the year in which it is incurred.
Where the expenditure relates to the development of a new product or process which is expected to be technically feasible and commercially viable, development costs are capitalised and amortised over their useful economic lives, to a maximum of five years. The intangible assets are assessed for indications of impairment annually and any impairment is charged to the income statement.
Goodwill
Goodwill has been recognised on acquisitions and represents the excess of the fair value of consideration given over the Group’s interest in the fair value of the identifiable assets and liabilities and contingent liabilities at the date of acquisition. The carrying amount is allocated to CGUs and is tested at least annually for impairment. Any impairment is recognised immediately as an expense and cannot be reversed subsequently.
In respect of acquisitions prior to 1 April 2004, goodwill is included on the basis of its deemed cost, which represents the amount recorded under previous GAAP.
Other Intangible Assets
Other intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation begins when an asset is available for use and is calculated on a straight-line basis to allocate the cost of assets over their estimated useful lives as follows:
Patents	remaining life of patent
Product development costs	over the shorter of the life of the project or 5 years
Computer software and IT systems development costs	4 to 5 years
Customer contacts and relationships acquired	5 to 10 years
Technology	7 years
Brands	10 years

The cost of intangible assets acquired in a business combination is the fair value at acquisition date. The cost of separately acquired intangible assets, including computer software, comprises the purchase cost and any directly attributable costs of preparing the asset for use. Computer software costs that are directly associated with the implementation of major business systems are capitalised as intangible assets.
Valuation of acquired intangible assets
The Group separates acquired intangible assets into the following categories and uses the following techniques and inputs in arriving at the valuation on acquisition. Inputs are categorised as level 3 unless otherwise stated.
Technology, intellectual property rights (IPR), licences and patents
An intangible asset is recognised where there is a competitive advantage or access to new markets. Valuation of these intangible assets is performed in the following ways.
Technology and IPR: where there is a market for a particular technology acquired but a market value is unavailable, fair value will be calculated using a discounted cash flow model over a period of up to seven years, with assumed royalty rates and growth specific to the technology.
Licences: where licences to third parties exist for acquired technology or IPR, assets are created and valued at the discounted future net income stream to the business generated by that licence.
Patents: where there is determined to be a competitive advantage from a formally approved/registered product design which is currently producing an income stream, a patent can be valued using a royalty rate and margins that the product can command. The value is usually calculated over no more than five years, as it has been determined that after this point a competitor could be expected to develop comparable/improved products. In arriving at a valuation, growth is applied and future values discounted.
Brands
If there is clear evidence of a brand recognisable to end customers, it will only be recorded where it is a distinctive part of marketing products. In this scenario, valuation of a brand uses a royalty rate method applied within a discounted cash flow model.
Customer contacts and relationships
This represents the access given to an existing customer base by virtue of acquiring a company that already has established relationships with those customers. The value arises as those customers are more likely to return to the Group and provide a future sources of income.
The Group values customer contacts using an excess earnings model. The model is based on cash flows from acquired customers discounted, for a period up to 10 years. An attrition rate per year is used, depending on the historical length of customer relationships, to model the assumption that each year the customer contact retained by the business will reduce. A growth rate is also applied each year to account for expected sales growth within the acquired business. The valuation of customer contacts/relationships is calculated from the combined cash flows from existing customers over the relevant period.
Impairment of Tangible and Intangible Assets
At each balance sheet date, the Group reviews the carrying amount of the Group’s assets, other than inventories, financial assets within the scope of IFRS 9 and deferred tax assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the CGU to which the asset belongs. Goodwill is tested for impairment at least annually and whenever there is an indication that the asset may be impaired.
The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

There an impairment loss subsequently reverses in respect of assets other than goodwill, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately.
Equity-Settled Share-Based Payments
The Group operates an employee savings related share option scheme and executive share option schemes.
The fair value of employee share options granted is calculated at grant date using an appropriate option pricing model. The resulting cost is charged to the income statement over the vesting period of the options with a corresponding increase in equity. At each balance sheet date, the Group revises its service and non-market estimates of the number of options that are expected to become exercisable and the charge to the income statement is adjusted accordingly.
Related Party Disclosures
Transactions between the Group and any related parties which require disclosure under IAS 24 ‘Related Party Disclosures’ are given in note 27.
2. OPERATING SEGMENTS
The Group's operating segments have been derived from the structure which formed the basis of monthly management reporting. There has been aggregation of the Group's divisions or strategic business units, where there are further operational differences, into the Packaging segment due to certain common characteristics. This aggregation has been determined based on market of operation (mostly European), manufacturing or production techniques, the nature of products, profit margins earned and inputs into the production cycle. Typically as packaging customers are global B2B and served by multiple operating segments they are considered to be similar for the purposes of segment reporting. The remaining divisions, or where appropriate strategic business units, have been aggregated into the Non-packaging segment.

Segment Revenues and Results
The accounting policies of the reportable segments are the same as the Group’s accounting policies in note 1. Segment profit represents the profit earned by each segment with an allocation of central items. Pricing of inter-segment revenue is on an arm’s length basis.
The following is an analysis of the Group’s revenue and results by reportable segment:
	Packaging			Non-packaging			Total
	2019 £m	2018 £m	2017* £m	2019 £m	2018 £m	2017* £m	2019 £m	2018 £m	2017* £m
Revenue
External sales	3,216.9	3,019.0	2,324.8	553.9	519.4	323.2	3,770.8	3,538.4	2,648.0
Inter-segment sales	2.5	1.7	1.0	20.7	18.3	15.7
Total revenue	3,219.4	3,020.7	2,325.8	574.6	537.7	338.9
Segmental results
Operating profit	296.2	284.2	148.1	15.5	65.4	37.8	311.7	349.6	185.9
Net financing costs							(56.6)	(39.4)	(38.0)
Share of profit from investment accounted for under the equity method							0.7	0.7	0.7
Profit before taxation							255.8	310.9	148.6
Taxation							(67.1)	(63.7)	(23.4)
Profit after taxation from continuing operations							188.7	247.2	125.2
(Loss) / profit from discontinued operations							(41.1)	6.6	6.8
Profit after taxation							147.6	253.8	132.0
Segment assets*	3,748.3	3,649.4	3,614.2	924.8	963.7	947.1	4,673.1	4,613.1	4,561.3
Unallocated assets							144.1	164.0	200.9
Assets held for sale (note 16)							30.6	6.3	5.6
Total assets							4,847.8	4,783.4	4,767.8
Total non-current assets							3,382.9	3,377.5	3,379.2
Total current assets							1,464.9	1,405.9	1,388.6
Total assets							4,847.8	4,783.4	4,767.8
Segment net operating assets**	1,447.3	1,323.6	1,228.6	219.9	234.9	227.6	1,667.2	1,558.5	1,456.2
Unallocated net operating assets							9.3	38.3	21.5
Total net operating assets							1,676.5	1,596.8	1,477.7
Property, plant and equipment							1,378.2	1,357.1	1,264.9
Inventories							534.6	524.9	480.2
Trade and other receivables							693.8	663.6	632.3
Trade and other payables							(930.1)	(948.8)	(899.7)
Total net operating assets							1,676.5	1,596.8	1,477.7

*
Segment assets exclude deferred tax assets, current tax assets, derivatives and other assets generated through centre activities that cannot be allocated to segments. These are reported centrally as unallocated assets.

**	All assets and liabilities within segment NOA exclude the impact of fixed asset revaluation adjustments which are reported centrally as unallocated NOA.

	Packaging			Non-packaging			Total
	2019 £m	2018 £m	2017 £m	2019 £m	2018 £m	2017 £m	2019 £m	2018 £m	2017 £m
Depreciation and amortisation	187.4	172.9	136.6	36.5	36.4	24.0	223.9	209.3	160.6
Impairment charge	0.3	–	11.7	1.0	–	–	1.3	–	11.7

Geographical Information
The Group’s revenue and non-current assets (other than financial instruments and deferred tax assets) are divided into the following geographical areas:
2019
	UK £m	Germany £m	France £m	Other £m	Mainland Europe £m	North America £m	Rest of World £m	Total £m
External sales	853.4	680.4	396.4	1,021.1	2,097.9	436.9	382.6	3,770.8
Non-current assets	624.8	330.1	375.6	981.7	1,687.4	463.2	480.7	3,256.1
Goodwill								1,589.9
Other intangible assets								283.2
Property, plant and equipment								1,378.2
Investment accounted for under the equity method								4.8
Derivative financial instruments								16.3
Deferred tax assets								110.5
Non-current assets								3,382.9

2018
	UK £m	Germany £m	France £m	Other £m	Mainland Europe £m	North America £m	Rest of World £m	Total £m
External sales	840.1	581.1	385.6	995.6	1,962.3	398.0	338.0	3,538.4
Non-current assets	638.7	284.8	293.0	1,101.4	1,679.2	471.5	472.0	3,261.4
Goodwill								1,575.7
Other intangible assets								324.2
Property, plant and equipment								1,357.1
Investment accounted for under the equity method								4.4
Derivative financial instruments								7.2
Deferred tax assets								108.9
Non-current assets								3,377.5

2017
	UK £m	Germany £m	France £m	Other £m	Mainland Europe £m	North America £m	Rest of World £m	Total £m
External sales	695.4	488.2	313.9	766.6	1,568.7	165.5	218.4	2,648.0
Non-current assets	648.0	273.5	290.2	1,075.2	1,638.9	510.9	426.7	3,224.5
Goodwill								1,578.7
Other intangible assets								376.7
Property, plant and equipment								1,264.9
Investment accounted for under the equity method								4.2
Derivative financial instruments								39.0
Deferred tax assets								115.7
Non-current assets								3,379.2
Revenues from external customers have been identified on the basis of origin and non-current assets on their physical location.
Major Customers
No single customer accounts for more than 10% of Group revenue in 2019, 2018 or 2017.

3. OPERATING COSTS
	2019 £m	2018 £m	2017 £m
Raw material and consumables	1,871.6	1,765.6	1,311.6
Own work capitalised	(3.7)	(3.1)	(3.1)
Changes in stock of finished goods and goods for resale	(2.8)	(32.7)	(27.8)
Other external charges	405.1	330.7	278.9
Carriage	155.7	147.5	105.8
Staff costs (note 5)	816.7	774.0	627.2
Depreciation of property, plant and equipment (note 12)	168.3	156.1	126.8
Amortisation of intangible assets (note 11)	55.6	53.2	33.8
Impairment losses	1.3	–	11.7
Other operating income	(8.7)	(2.5)	(2.8)
	3,459.1	3,188.8	2,462.1

4. ADUSTING ITEMS
	2019 £m	2018 £m	2017 £m
Acquisition costs	1.2	3.9	18.9
Major integration programme costs	–	20.6	51.7
Integration related impairment loss on property, plant and equipment and assets held for sale	–	–	10.7
Takeover costs	52.7	–	–
Other restructuring costs	13.6	10.9	6.4
Post-acquisition remuneration charge contingent on earn-out targets	0.4	9.2	11.8
Adjustments to contingent consideration and post-acquisition remuneration	(10.6)	(20.7)	(23.0)
Amortisation – acquired intangible assets	51.5	49.6	30.4
Acquisition, integration and related restructuring costs	108.8	73.5	106.9

Insurance proceeds	–	(11.0)	–
Release of contract provision	(4.8)	–	–
Other adjusting items	11.8	2.2	4.3
Total adjusting items in operating costs	115.8	64.7	111.2

Adjusting items in net financing costs	6.5	3.5	15.2

Total adjusting items in profit before taxation	122.3	68.2	126.4

Acquisition costs include transactional expenses relating to the acquisitions of Nordfolien, Plasgran, Spec & Die and Neluplast, which all completed during the year ended 31 March 2019 and Astrapak during the year ended 31 March 2018. Acquisition costs during the year ended 31 March 2017, related primarily to BPI, Letica, ESE and Plastiape.
The major integration programme of integrating the Promens, GCS and BPI businesses into the RPC organisation completed in 2018 and no further costs have been incurred in 2019.
Following closure and restructuring announcements, the buildings at Pulheim, Germany; Kerkrade, Netherlands and Envases, Spain, together with plant and equipment at other sites resulting in a charge for impairment loss on property, plant and equipment during 2017.
Takeover costs consist of £37.0m of professional fees relating to the sale of the Group to Berry Global. Of this amount, £33.0m has been accrued and is payable on completion. In addition, £15.7m has been accrued in respect of the accelerated cost of share options that will vest on completion of the sale.
Other restructuring costs include expenses related to the restructure of the Belgian footprint following the fire at Eke, Belgium, the completion of the restructuring project in the Nordics, integration costs relating to newly acquired businesses and other smaller restructuring projects across the Group.
During the year ended 31 March 2019 the Group continued to accrue post-acquisition remuneration due to former shareholders of Ace, Letica, Synergy, Amber, Strata Products and Neluplast who must remain as employees of the Group for the duration of the earn-out period to qualify for payment. The Ace, Letica and Strata Products amounts have now been settled (see note 20 for further details). As a result of these final settlements there was a further write back relating to contingent amounts of £10.6m.
Other adjusting items include a release of a £4.8m out of market contract provision in Hefei, China, which is no longer required following improvements in productivity at this growing site. This is offset by non-cash cancellation costs associated with employee share save schemes, a charge of £2.4m relating to Guaranteed Minimum Pension (GMP) equalisation costs in respect of prior years and an IFRS 2 charge of £2.3m relating to the part disposal of Astrapak during the year to a BBB-EE minority shareholder. In addition there is £1.2m as a result of industrial action in South Africa which impacted on the Astrapak business.

In the prior year insurance proceeds were recognised and received for the Eke fire.
5. STAFF COSTS
The monthly average number of personnel employed by the Group during the year was:
	2019 Number	2018 Number	2017 Number
Production	19,761	19,006	16,114
Selling	1,149	1,121	905
Administration	3,165	2,816	2,332
	24,075	22,943	19,351

Staff costs for the above personnel were:
	2019 £m	2018 £m	2017 £m
Wages and salaries	650.7	633.8	509.7
Redundancy costs	3.6	5.0	22.6
Social security costs	113.1	107.3	79.2
Share-based payments (note 22)	27.5	6.8	4.5
Pension costs – defined contribution plans	14.8	15.0	8.0
Pension costs – defined benefit plans (note 26)	7.0	6.1	3.2
	816.7	774.0	627.2

6. FINANCIAL INCOME AND EXPENSES
	2019 £m	2018 £m	2017 £m
Interest receivable on cash at bank	(1.2)	(1.3)	(1.6)
Fair value adjustment to borrowings designated in a fair value hedge relationship	–	–	(2.2)
Mark-to-market gain on foreign currency hedging instruments	(6.6)	(9.9)	(8.8)
Total financial income	(7.8)	(11.2)	(12.6)
Interest payable on bank loans and overdrafts	40.3	26.5	15.9
Interest payable on US private placement notes	6.1	6.8	6.8
Fair value adjustment to borrowings designated in a fair value hedge relationship	7.5	9.9	10.5
Other interest payable and similar charges	4.0	3.9	2.2
Defined benefit pension schemes finance expense (note 26)	3.7	5.7	4.9
(Gain)/loss on unhedged financial instruments	0.6	(0.1)	0.2
Unwind of discount and foreign exchange movement on contingent consideration	2.2	(2.1)	10.1
Total financial expenses	64.4	50.6	50.6
Net financing costs	56.6	39.4	38.0
Unwind of discount and foreign exchange movement on contingent consideration relates to the Ace acquisition.

7. TAXATION
	2019 £m	2018 £m	2017 £m
United Kingdom corporation tax at 19% (2018:19%, 2017: 20%):
Current year	21.1	19.3	2.0
Adjustments in respect of prior years	(2.0)	4.6	(3.3)
Overseas taxation:
Current year	80.5	46.1	27.2
Adjustments in respect of prior years	(1.4)	1.6	2.5
Total current tax	98.2	71.6	28.4
Deferred tax (note 21):
United Kingdom:
Current year	0.5	1.3	3.4
Adjustments in respect of prior years	(1.2)	(2.3)	(0.8)
Overseas:
Current year	(19.5)	9.7	13.3
Recognition of losses from previous acquisitions	–	–	(19.2)
Adjustment in relation to US Tax Reforms rate change	–	(12.9)	–
Adjustments in respect of prior years	(3.0)	(4.6)	(2.4)
Total deferred tax	(23.2)	(8.8)	(5.7)
Total tax expense in the Consolidated income statement	75.0	62.8	22.7

Income tax expense is attributable to:
Profit from continuing operations	67.1	63.7	23.4
(Loss) / profit from discontinued operations	7.9	(0.9)	(0.7)
Tax Reconciliation
	2019 £m	2018 £m	2017 £m
Profit from continuing operations before income tax expense	255.8	310.9	148.6
(Loss)/profit from discontinuing operations before income tax expense	(33.2)	5.7	6.1
Total profit before tax	222.6	316.6	154.7

Current tax at 19% (2018: 19%, 2017: 20%)	42.3	60.2	31.0
Non-deductible items for tax purposes	17.6	1.6	7.6
Local tax incentives	(2.5)	(1.8)	(1.2)
Net losses not utilised/provided	(3.4)	(0.4)	3.5
Adjustments to contingent consideration	(1.9)	(2.2)	(3.3)
Adjustment for discontinued operations	7.9	–	–
One off adjustment for adjusting items	9.0	–	–
Tax rate differential	13.6	19.0	8.3
Adjustment in relation to US Tax Reforms	–	(12.9)	–
Recognition of losses from previous acquisitions	–	–	(19.2)
Adjustments in respect of prior years	(7.6)	(0.7)	(4.0)
Total tax expense in the Consolidated income statement	75.0	62.8	22.7

The deferred tax on temporary differences at 31 March 2017, 2018 and 2019 has been calculated based on the tax rates substantively enacted at the balance sheet date.
The Group's tax rate is sensitive to the profit mix across the jurisdictions in which it operates.
Reductions in the UK corporation tax rate to 19% (effective from 1 April 2017) and 17% (effective from 1 April 2020) were substantively enacted on 26 October 2015 and 6 September 2016 respectively. Reductions in the French tax rates will apply over a five-year period (effective December 2018). For tax years beginning on or after 1 January 2020, the standard CIT rate for all companies will be 24%. A reduction in the US federal tax rate to 21% was substantively enacted on 22 December 2017. Reductions to the Luxembourg tax rate (including the solidarity surcharge and municipal business tax) from 27.08% (effective from 1 January 2017) to 26.01% (effective from 1 April 2017) were substantively enacted on 27 December 2016.
On 29 March 2017, the UK Government invoked Article 50 of the Treaty of Lisbon, notifying the European Council of its intention to withdraw from the European Union (the ‘EU’). At this stage, there remains significant uncertainty about the withdrawal process, its timeframe, and the outcome of the negotiations about the future arrangements between the UK and the EU. At this point the Group does not anticipate future tax rates to rise as a result of the UK triggering Article 50 (2) of the Treaty of the European Union. There remains inherent uncertainty surrounding the UK’s exit from the EU and the impact on tax laws and rates. The Company has assessed and have not identified any significant matters impacting the financial statements.
The adjustment in relation to US Tax Reform rate change in the period to 31 March 2018 (£12.9m) reflects a non-cash credit resulting from the US Tax Reforms and revaluation of US related deferred tax assets and liabilities.
Included within current tax liabilities is £36.2m (2018: £26.4m, 2017: £30.6m) in respect of uncertain tax positions. The likely timing of settlement is over one to five years although it is very difficult to predict with any accuracy due to the complex issues involved and inherent uncertainties in agreeing such balances in the various jurisdictions that the Group operates
8. DIVIDENDS
	2019 per share (Final: nil Interim: 8.1p) £m	2018 per share (Final: 20.2p Interim: 7.8p) £m	2017 per Share (Final: 17.9p Interim: 6.1p) £m
Dividends on ordinary shares:
Prior Year Final paid per share	81.8	73.9	40.6
Current Year Interim paid per share	32.9	31.9	21.5
	114.7	105.8	62.1
The Group does not propose a final dividend for the year ended 31 March 2019.

9. DISCONTINUED OPERATIONS

In June 2018 the Group announced that it would be disposing of its Letica Foodservice, USA, and other non-core businesses, including its automotive components businesses located in Zevenaar, The Netherlands, and Rongu, Estonia, and its spirits closure business in Bridge of Allan, Scotland.
During the year ended 31 March 2019 the Group sold the Letica Foodservice business for a profit of £18.6m and the Bridge of Allan business for a loss of £11.8m.
The assets and associated liabilities of the businesses were transferred to assets and liabilities held for sale to be held as a disposal group in June 2018, when they met the criteria to be classified as held for sale per IFRS 5 (see note 16).
In line with IFRS 5, the profit/(loss) after tax of the businesses disposed of in the period and those held for sale have been disclosed separately on the face of the income statement as profit/(loss) from discontinued operations.
Details of the discontinued operations are as follows:
	2019 £m	2018 £m	2017 £m

Revenue	151.8	209.3	99.2
Operating costs	(159.4)	(198.6)	(88.1)
Adjusted operating (loss) / profit	(7.6)	10.7	11.1
Other adjusting items	(0.2)	(4.6)	(5.0)
Impairment related to discontinued businesses	(32.0)	–	–
Profit on disposal of discontinued businesses	6.8	–	–
Operating (loss) / profit	(33.0)	6.1	6.1
Interest and other non-operating costs	(0.2)	(0.4)	–
(Loss) / profit on discontinued operations before tax	(33.2)	5.7	6.1
Taxation on discontinued operations	(7.9)	0.9	0.7
(Loss) / profit on discontinued operations after tax	(41.1)	6.6	6.8

The tax charge on discontinued operations of £7.9m (2018: credit of £0.9m, 2017: credit of £0.7m) reflects the related tax impacts, including a one-off tax liability arising on the disposal of the Letica Foodservice and Bridge of Allan businesses. The basic and diluted loss per share from discontinued operations was 10.1p (2018: earnings per share of 1.6p, 2017: earnings per share of 2.0p).

	2019 £m	2018 £m	2017 £m
Net cash flows from operating activities	(31.0)	10.8	7.6
Net cash flows from investing activities	83.4	(9.8)	(43.1)
Net cash flows from financing activities	(59.4)	(0.2)	35.7
Net increase in cash and cash equivalents	(7.0)	0.8	0.2

10. EARNINGS PER SHARE

Basic Earnings Per Share
Basic earnings per share has been computed using profit after taxation for the year attributable to equity shareholders and the weighted average number of shares in issue during the year. Basic earnings per share use the same weighted average number of shares which excludes shares held by the Employee Benefit Trust to satisfy future awards in respect of incentive arrangements.
	2019		2018		2017
Profit after taxation attributable to equity shareholders (£m)	147.1		253.4		132.0
(Loss)/profit from discontinued operations attributable to equity shareholders (£m)	41.1		(6.6)		(6.8)
Profit after taxation from continuing operations	188.2		246.8		125.2

Weighted average number of shares	405,494,234		411,526,669		355,501,884
Basic earnings per share	36.3	p	61.6	p	37.1	p
Basic earnings per share from continuing operations	46.4	p	60.0	p	35.2	p
Diluted Earnings Per Share
	2019		2018		2017
Weighted average number of shares (basic)	405,494,234		411,526,669		355,501,884
Effect of share options in issue	1,303,042		2,066,687		3,180,775
Weighted average number of shares (diluted)	406,797,276		413,593,356		358,682,659
Diluted earnings per share	36.2	p	61.3	p	36.8	p
Diluted earnings per share from continuing operations	46.3	p	59.7	p	34.9	p
Diluted earnings per share is basic earnings per share after allowing for the dilutive effect of the conversion into ordinary shares of the weighted average number of options outstanding during the year.

11. GOODWILL AND OTHER INTANGIBLE ASSETS
a) Goodwill
	2019 £m	2018 £m
Cost and net book value
At 1 April	1,575.7	1,578.7
Acquisitions	36.5	27.1
Disposals	(18.9)	–
Impairment	(11.7)	–
Exchange differences	8.3	(30.1)
At 31 March	1,589.9	1,575.7
Goodwill recognised on acquisitions has been allocated to cash-generating units (CGUs) that are expected to benefit from that acquisition.
The Group tests for impairment at least annually, or more frequently if there are indications that goodwill might be impaired. The CGUs have been determined at a divisional level within the Group and the carrying value of goodwill at 31 March is allocated as follows:
	2019 £m	2018 £m
Bramlage	438.7	460.3
Bebo	19.9	17.3
Superfos	357.0	358.0
Ace	185.2	172.1
Promens	251.9	253.3
bpi	236.7	206.1
M&H	100.5	108.6
	1,589.9	1,575.7

The recoverable amounts of the CGUs are determined from their value in use. The cash flow projections used in 2019 for these calculations cover a three year period based on the 2019/20 budget and the outline plans for 2020/21 and 2021/22 together with terminal values which assume zero growth, with the exception of Ace, based in China, which assumes a 4% terminal growth.
A pre-tax discount rate of 10% (2018: 10%, 2017: 10%) was used to discount the expected cash flows of most CGUs. As each CGU is considered to have similar risks the same discount rate has been applied, with the exception of Ace where a 12% rate has been used. The Group’s impairment review is sensitive to a change in the key assumptions used, most notably the discount rate and profitability levels. Based on the Group’s sensitivity analysis, an increase in the discount rate to 14% or a reduction in profitability of 11% would be required to indicate a potential impairment in one or more of the CGUs. Management does not view that this is a reasonable possibility.

b) Other Intangible Assets
	Acquired intangible assets £m	Other intangible assets £m	Total £m
Cost
At 1 April 2017	418.9	27.8	446.7
Additions internally developed	–	4.6	4.6
Acquisitions	1.4	–	1.4
Disposals	–	(0.5)	(0.5)
Exchange differences	(5.2)	(3.0)	(8.2)
At 31 March 2018	415.1	28.9	444.0

At 1 April 2018	415.1	28.9	444.0
Additions internally developed	–	6.3	6.3
Acquisitions	13.6	0.1	13.7
Disposals	(5.2)	(1.3)	(6.5)
Exchange differences	0.8	(0.4)	0.4
At 31 March 2019	424.3	33.6	457.9

Amortisation
At 1 April 2017	51.5	18.5	70.0
Charge for the year	50.7	3.6	54.3
Disposals	–	(0.3)	(0.3)
Exchange differences	(1.8)	(2.4)	(4.2)
At 31 March 2018	100.4	19.4	119.8

At 1 April 2018	100.4	19.4	119.8
Charge for the year	51.7	4.1	55.8
Disposals	(0.6)	(1.2)	(1.8)
Impairment charge	1.6	–	1.6
Exchange differences	(0.3)	(0.4)	(0.7)
At 31 March 2019	152.8	21.9	174.7

Net book value at 31 March 2019	271.5	11.7	283.2
Net book value at 31 March 2018	314.7	9.5	324.2

12. PROPERTY, PLANT AND EQUIPMENT
The movements in the property, plant and equipment of the Group were as follows:
	Freehold land and buildings £m	Long leasehold land and buildings £m	Plant, equipment, moulds and vehicles £m	Total £m
Cost
At 1 April 2017	593.2	27.7	1,273.2	1,894.1
Additions	20.0	4.5	218.7	243.2
Acquisitions	11.7	2.9	30.7	45.3
Reclassifications	1.6	1.0	(2.6)	–
Transfers to assets held for sale	(6.3)	–	–	(6.3)
Disposals	(12.4)	(1.0)	(64.0)	(77.4)
Exchange differences	(6.7)	(0.5)	(23.6)	(30.8)
At 31 March 2018	601.1	34.6	1,432.4	2,068.1

At 1 April 2018	601.1	34.6	1,432.4	2,068.1
Additions	15.4	3.0	202.7	221.1
Acquisitions (note 23)	16.9	0.3	25.6	42.8
Reclassifications	3.5	0.5	(4.0)	–
Transfers to assets held for sale	(13.3)	–	(45.5)	(58.8)
Disposals	(31.3)	(0.7)	(155.0)	(187.0)
Exchange differences	(2.5)	(0.6)	(19.6)	(22.7)
At 31 March 2019	589.8	37.1	1,436.6	2,063.5

Depreciation
At 1 April 2017	83.4	8.3	537.5	629.2
Charge for the year	19.1	2.9	139.7	161.7
Reclassifications	0.1	(1.0)	0.9	–
Disposals	(7.7)	(0.3)	(59.7)	(67.7)
Exchange differences	(0.9)	(0.2)	(11.1)	(12.2)
At 31 March 2018	94.0	9.7	607.3	711.0

At 1 April 2018	94.0	9.7	607.3	711.0
Charge for the year	19.9	3.2	146.2	169.3
Impairment charge	0.1	–	1.2	1.3
Disposals	(12.4)	(0.1)	(126.8)	(139.3)
Transfers to assets held for sale	(5.9)	–	(33.6)	(39.5)
Exchange differences	(1.2)	(0.2)	(16.1)	(17.5)
At 31 March 2019	94.5	12.6	578.2	685.3

Net book value at 31 March 2019	495.3	24.5	858.4	1,378.2
Net book value at 31 March 2018	507.1	24.9	825.1	1,357.1
The value relating to land not depreciated is £94.5m (2018: £91.6m).

Plant, equipment, moulds and vehicles contains work in progress of £116.3m (2018: £107.5m), which is not depreciated until ready for use.
The Group’s obligations under finance leases (see note 18) are secured against the leased assets, which have a carrying value at 31 March 2019 of £13.0m (2018: £16.8m).
13. INVESTMENT ACCOUNTED FOR UNDER THE EQUITY METHOD
The Group has a 46% share in Galion, a joint venture with an injection moulding business based in Tunisia. The carrying value of the investment of £4.8m (2018: £4.4m) represents the Group’s share in Galion’s net assets.

14. INVENTORIES
The amounts attributable to the different categories are as follows:
	2019 £m	2018 £m
Raw materials and consumables	245.9	239.8
Finished goods and goods for resale	288.7	285.1
	534.6	524.9
15. TRADE AND OTHER RECEIVABLES
	2019 £m	2018 £m
Trade receivables	598.3	574.9
Other receivables	50.2	50.6
Prepayments and accrued income	45.3	38.1
	693.8	663.6

Within other receivables are contract assets created on acquisition of £nil (2018: £0.2m, 2017: £5.5m). Utilisation of these assets during the year ended 31 March 2019 amounted to £1.0m (2018: £5.0m, 2017: £8.5m).
Trade receivables are denominated in the following currencies:
	2019 £m	2018 £m
Euro	285.1	280.4
Sterling	133.5	120.8
Others	179.7	173.7
	598.3	574.9
Trade receivables are non-interest bearing, on normal commercial terms of credit and are shown net of any provision required to reflect the estimated recoverable value. The Group does not use invoice discounting as a material funding method. Movements in the provision for impairment of receivables were as follows:
	2019 £m	2018 £m
As at 1 April	16.9	20.9
Charge for the year	3.8	4.3
Amounts written off	(1.0)	(4.1)
Unused amounts reversed	(2.8)	(4.7)
Acquisitions	0.2	0.3
Exchange differences	(0.2)	0.2
At 31 March	16.9	16.9
16. ASSETS AND LIABILITIES HELD FOR SALE
	2019 £m	2018 £m
Property, plant and equipment	2.2	6.3
Trade receivables	20.3	–
Inventories	8.1	–
Total assets of disposal group held for sale	30.6	6.3
Trade creditors	(22.2)	–
Provisions	(0.4)	–
Total liabilities of disposal group held for sale	(22.6)	–
During the year ended 31 March 2019 the Group transferred £26.8m of assets and liabilities for the European automotive components businesses into assets and liabilities held for sale. These were subsequently impaired to £8.0m, which represents management’s best estimate of their fair value less costs to sell based on their experience of the market.
17. TRADE AND OTHER PAYABLES
	2019 £m	2018 £m
Bank loans	3.2	102.5
Bank overdrafts	5.2	61.6
Finance leases	5.2	3.6
	13.6	167.7

Payments received on account	39.3	44.4
Trade payables	575.1	624.7
Other payables	155.7	166.7
Accruals	160.0	113.0
	930.1	948.8

18. NON-CURRENT LIABILITIES
	2019 £m	2018 £m
Bank loans and other borrowings	1,415.0	1,158.4
Finance leases	10.2	16.2
Fair value adjustment to borrowings	0.6	(0.2)
	1,425.8	1,174.4

The maturity of current and non-current bank loans and other borrowings including finance leases, but excluding the fair value adjustment to borrowings is set out below:
	2019 £m	2018 £m
Repayable as follows:
In one year or less	8.4	106.1
Between one and two years	499.3	668.6
Between two and five years	918.5	496.8
Greater than five years	7.2	9.2
	1,433.4	1,280.7

The Group's debt facilities comprised:
(i)	a multi-currency revolving credit facility of up to £816m at normal commercial interest rates falling due on 30 April 2022;
(ii)	a multi-currency revolving credit facility of up to €450m at normal commercial interest rates falling due on 24 June 2021;
(iii)	a term loan of $643m expiring on 30 July 2019, with the option to extend to 30 January 2021;
(iv)	US private placement notes of $124m and €25m expiring on 15 December 2021;
(v)	uncommitted overdraft facilities of £20m, €111m and other smaller local facilities; and
(vi)	mortgages secured on manufacturing facilities totalling £8m.

Following the acquisition of the Group by Berry Global in July 2019, the revolving credit facilities, term loan and US private placement notes were repaid.
The currency and interest rate profile of the Group’s net debt, after taking account of the impact of the fair value adjustment to borrowings interest rate swaps but excluding the fair value adjustment to borrowings, is as follows:

	Fixed rate 2019 £m	Floating rate 2019 £m	Cash/ overdraft 2019 £m	Total 2019 £m	Fixed rate 2018 £m	Floating rate 2018 £m	Cash/ overdraft 2018 £m	Total 2018 £m
Sterling	0.4	494.6	(29.8)	465.2	0.8	356.6	(12.7)	344.7
Euro	58.9	255.6	(38.3)	276.2	78.9	140.8	(23.7)	196.0
US dollar	18.4	580.2	(60.9)	537.7	78.6	610.0	(34.6)	654.0
Other	6.1	20.0	(58.4)	(32.3)	11.4	3.6	(53.9)	(38.9)
	83.8	1,350.4	(187.4)	1,246.8	169.7	1,111.0	(124.9)	1,155.8

19. DERIVATIVE FINANCIAL INSTRUMENTS
The Group’s financial assets and liabilities are set out below:
	Amortised cost £m	Derivatives used for hedging £m	Assets at fair value through profit and loss £m	Total £m
March 2019
Financial assets
Cash and cash equivalents	192.6	–	–	192.6
Trade and other receivables	693.8	–	–	693.8
Cross currency interest rate swaps	–	16.2	–	16.2
Foreign currency forwards	–	1.1	–	1.1
Total financial assets	886.4	17.3	–	903.7

	Amortised cost £m	Derivatives used for hedging £m	Liabilities at fair value through profit and loss £m	Total £m
Financial liabilities
Trade and other payables	930.1	–	–	930.1
Short-term borrowings and bank overdrafts	13.6	–	–	13.6
Medium and long-term borrowings	1,425.8	–	–	1,425.8
Foreign currency forwards	–	–	0.8	0.8
Other derivatives	–	–	0.2	0.2
Total financial liabilities	2,369.5	–	1.0	2,370.5

	Amortised cost £m	Derivatives used for hedging £m	Assets at fair value through profit and loss £m	Total £m
March 2018
Financial assets
Cash and cash equivalents	186.5	–	–	186.5
Trade and other receivables	663.6	–	–	663.6
Cross currency interest rate swaps	–	17.1	–	17.1
Foreign currency forwards	–	1.5	–	1.5
Other derivatives	–	0.8	–	0.8
Total financial assets	850.1	19.4	–	869.5
Financial liabilities
Trade and other payables	948.8	–	–	948.8
Short-term borrowings and bank overdrafts	167.7	–	–	167.7
Medium and long-term borrowings	1,174.4	–	–	1,174.4
Cross currency interest rate swaps	–	2.0	–	2.0
Other derivatives	–	–	0.5	0.5
Total financial liabilities	2,290.9	2.0	0.5	2,293.4

The financial derivatives in the Group balance sheet comprise the following:
	2019			2018
	Assets £m	Liabilities £m	Net £m	Assets £m	Liabilities £m	Net £m
Cross currency interest rate swaps – cash flow hedge	7.7	–	7.7	8.4	–	8.4
Cross currency interest rate swaps – fair value hedge	8.3	–	8.3	8.7	–	8.7
Cross currency interest rate swaps – net investment hedge	0.2	–	0.2	–	(2.0)	(2.0)
Foreign currency forwards – cash flow hedge	0.6	–	0.6	0.8	–	0.8
Foreign currency forwards – net investment hedge	0.5	(0.8)	(0.3)	0.7	–	0.7
Other derivatives – not hedge accounted	–	(0.2)	(0.2)	0.8	(0.5)	0.3
	17.3	(1.0)	16.3	19.4	(2.5)	16.9
At the year end the Group had in place:
(i)
5 cross currency interest rate swaps for the purpose of managing interest rate and exchange rate risk on the US private placement (USPP) notes that were issued in 2011. These have been partitioned into separate elements and have been accounted for as 10 net investment hedges relating to GBP:EUR currency risk, 2 fair value hedges covering interest rate and currency exposure and 3 cash flow hedges.

(ii)
6 foreign currency forwards for the purpose of managing exchange rate risk on the $643m term loan. These have been partitioned into separate elements and have been accounted for as 6 net investment hedges relating to GBP:EUR currency risk, and 6 cash flow hedges.

(iii)
4 Australian Dollar forwards and 5 South African Rand forwards for the purpose of managing the retranslation risk on the Group’s Australian Dollar and South African Rand assets. These are accounted for as net investment hedges.

i) Cash flow hedges
Cash flow hedges are in place to manage interest rate and foreign exchange rate risk in relation to $100m of fixed rate debt, as well as the foreign exchange risk in relation to the fixed GBP margin payable on an additional $100m of external debt. At the balance sheet date, the fair value of USD to GBP cross currency interest rate swaps taken out to manage this risk was £7.7m (2018: £8.4m). In the year, £6.3m (2018: £9.3m) was recycled from the cash flow hedge reserve to offset FX movements on retranslation of the $100m fixed rate debt. The hedge reserve will be recycled to the income statement to offset foreign exchange movements on retranslation and repayment in 2021.

In December 2018, the Group repaid $92m and €35m of its USPP debt and the derivatives related to this debt matured.
Forward currency contracts are in place to purchase a total of $143m in exchange for a fixed amount of EUR, in order to hedge a percentage of USD denominated debt. The USD to GBP element of these contracts is accounted for as a cash flow hedge. At 31 March 2019 these contracts have a fair value of £0.6m (2018: £0.8m). A total of £15.2m (2018: £9.2m) has been recycled from the cash flow hedge reserve to offset foreign exchange movements on the retranslation of USD denominated debt. No ineffectiveness was noted on cash flow hedges during the year (2018: none).
ii) Fair value hedges
Fair value hedges are in place to manage interest rate and foreign exchange rate risk in relation to an additional $100m of floating rate debt. At the balance sheet date, the fair value of USD to GBP cross currency interest rate swaps taken out to manage this risk was £8.3m (2018: £8.7m). In the year, a movement in fair value of £12.3m (2018: £14.3m) was noted on the hedged item. No ineffectiveness was noted on fair value hedges during the year (2018: none).
iii) Net investment hedges
Net investment hedges are in place to manage foreign exchange rate risk on the retranslation of euro and US dollar denominated subsidiaries. The Group has designated 5 GBP to EUR cross currency interest rate swaps and 6 GBP to EUR foreign currency forwards as net investment hedges, which have a fair value at the balance sheet date of £0.2m (2018: £(2.0)m) and £(0.8)m (2018: £0.7m). Additionally, external debt of $16m and €25m is also designated as a hedging instrument in hedge relationships. No ineffectiveness was noted on net investment hedges during the year (2018: none).
Other smaller foreign exchange contracts are used to manage the Group's exposure to foreign currency fluctuations.
Financial Risk Management
The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. The Group uses derivative financial instruments and external borrowings to hedge certain risk exposures.
The Group’s risk management is carried out by a central treasury department. Group treasury identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. The Group’s policies and the risks associated with derivatives and financial instruments are as follows:
(a) Market risk
Market risk is the risk that changes in market prices, such as interest rates and foreign currency exchange rates, will affect the Group’s net income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within parameters that are deemed to be acceptable, while optimising return. Generally, the Group seeks to minimise this risk through hedging arrangements designed to manage a proportion of the Group’s overall exposure.
The Group does not actively engage in trading of financial instruments for speculative purposes.
(b) Interest rate risk
The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. Group policy is to maintain a balanced position in respect of its fixed and floating borrowings, using derivative instruments where relevant.
The interest rate profile of the Group’s net debt is shown in note 18.
With respect to the $216m USPP notes issued in December 2011, $100m was converted from fixed US dollar to floating GBP and $100m was converted from fixed US dollar to fixed GBP, through the use of ten cross currency interest rate swaps; three of these swaps totalling $92m expired in December 2018 on repayment of the debt with the remaining two, totalling $108m, expiring in December 2021. The remaining USPP balance of $16m and notes of €25m are not swapped and therefore pay interest at fixed US dollar and fixed euro interest rates.

An increase of 1% in the interest rate charged during the year on floating rate borrowings not fixed by interest rate swaps would have reduced profit before tax by approximately £14.5m (2018: £12.2m) before accounting for exchange differences, and would reduce net equity by approximately £11.2m (2018: £9.3m).
	2019			2018
	Sterling %	Euro %	US dollar %	Sterling %	Euro %	US dollar %
Fixed interest rate	3.2 – 3.9	1.0 – 13.2	3.6 – 4.8	3.2–3.9	1.2–13.2	4.2–4.8
Floating rate interest margin above:
– Euribor	n/a	0.3 – 7.9	n/a	n/a	0.3–4.5	n/a
– Libor	1.3 – 2.5	n/a	1.3 – 2.5	1.1–1.8	n/a	1.5–1.8
Interest received on cash balances is at normal commercial floating rates.
(c) Liquidity risk
The Group monitors and reviews its liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. The maturity profile of the Group’s undrawn borrowing facilities in respect of which all conditions precedent have been met at 31 March 2019, but excluding overdrafts, is as follows:
	2019 £m	2018 £m
Maturity date
Expiring in one year	295.8	230.8
Expiring in one to two years	–	262.7
Expiring in more than two years	425.1	510.5
	720.9	1,004.0
The maturity of bank loans is set out in note 18.
In order to improve liquidity and ensure continuity of funding, the Group has a credit agreement with eight recognised international banks providing a £816m multi-currency revolving credit facility, maturing in April 2021. In addition the Group also has a €450m multi-currency revolving credit facility, maturing in June 2021, and a $643m term loan with seven banks expiring in July 2019, with the option to extend to 30 January 2021. During 2011 the Group issued $92m and €35m USPP notes expiring in December 2018, which were repaid during the year, and $124m and €25m USPP notes expiring in December 2021.
Short-term flexibility is achieved through additional overdraft facilities. Whilst the Group holds funds in many countries around the world to support treasury management and liquidity needs for operating entities, access to this cash is not restricted.
The table below analyses the Group’s contractual undiscounted cash flows relating to non-derivative financial liabilities. Derivative financial instruments are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows.

	Within 1 year or on demand £m	Between 1 and 2 years £m	Between 2 and 5 years £m	After 5 years £m	Total £m
March 2019
Non-derivative financial liabilities
Trade and other payables	(930.1)	–	–	–	(930.1)
Borrowings:
Repayment of principal	(8.5)	(499.3)	(919.2)	(7.2)	(1,434.2)
Expected future interest payments	(38.6)	(38.1)	(32.5)	(0.1)	(109.3)
Total non-derivative financial liabilities	(977.2)	(537.4)	(951.7)	(7.3)	(2,473.6)
Derivative financial instruments
Cross-currency interest rate swaps	1.3	1.3	18.2	–	20.8
Other derivatives	1.0	–	–	–	1.0
Total	(974.9)	(536.1)	(933.5)	(7.3)	(2,451.8)

March 2018
Non-derivative financial liabilities
Trade and other payables	(948.8)	–	–	–	(948.8)
Borrowings:
Repayment of principal	(106.1)	(668.6)	(496.8)	(9.2)	(1,280.7)
Expected future interest payments	(33.5)	(27.3)	(10.5)	(0.1)	(71.4)
Total non-derivative financial liabilities	(1,088.4)	(695.9)	(507.3)	(9.3)	(2,300.9)
Derivative financial instruments
Cross-currency interest rate swaps	14.4	5.5	16.5	–	36.4
Other derivatives	0.8	–	1.4	–	2.2
Total	(1,073.2)	(690.4)	(489.4)	(9.3)	(2,262.3)

(d) Foreign currency risk
The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the euro. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.
The Group’s policy is to protect the Group’s balance sheet and income statement from the adverse effect of changes in the exchange rate relating to both transactional and translational risk.
Exposure to foreign currency exchange risks is minimised by trading in the subsidiaries’ local currencies wherever possible and by the use of forward exchange contracts as appropriate.
Of the Group’s net assets, 73% (2018: 64%) before borrowings are in non-sterling currencies, 46% (2018: 36%) of which are denominated in euros.
In December 2011 the Company issued $216m and €60m fixed rate USPP notes. In order to manage the interest rate and foreign exchange exposure, 10 cross currency interest swaps were taken out totalling $200m. In order to manage the foreign exchange rate risk on payment of interest and principal balances, the debt is designated within cash flow and fair value hedges.
The remaining $16m and €60m of the USPP notes was designated within Net Investment hedge relationships. Additionally, ten GBP to EUR cross currency interest rate swaps were designated within Net Investment hedges to manage translation risk in relation to the assets of subsidiaries denominated in non-sterling currencies. The exchange gains or losses on these borrowings are included in the FX reserve within the consolidated statement of comprehensive income.
In December 2018, the Group repaid $92m and €35m of its USPP debt and crystallised the derivatives related to this debt.
In March 2017 the Company took out a $750m term loan, of which $107m was repaid in August 2018. In order to manage the interest rate and foreign exchange exposure, the Company used forward currency contracts to purchase a total of $143m in exchange for a fixed amount of euro were entered into. In order to manage the foreign exchange rate risk on repayment of principal balances, the debt is designated within cash flow and net investment hedges.
The Group is exposed to fluctuations in exchange rates on the translation of profits earned by its overseas subsidiaries. The estimated impact of the change in average exchange rates between 2017 and 2018 on the profit before tax has resulted in a net increase to the 2019 result of approximately £3.1m (2018: net decrease of £15.7m). The main currency that drives this change is the euro. Movements in US dollar and other exchange rates were less significant.
A movement of 1% in the value of sterling against other foreign currencies (mainly the euro) would result in a translational impact on the Group’s profit before tax of approximately £3.1m (2018: £3.4m) and on the Group’s net assets of £24.2m (2018: £23.3m).
The closing rate of exchange for the euro at 31 March 2019 was €1.17 (2018: €1.14) and for the US dollar was $1.31 (2018: $1.41). The average rate of exchange for the euro for 2018 was €1.13 (2018: €1.13) and for the US dollar $1.31 (2018: $1.33).
(e) Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counter-party fails to meet its contractual obligations and arises principally from amounts receivable from customers and deposits of cash made with financial institutions. The Group monitors its credit risk with its customers and only uses financial institutions as counter-parties that have an investment grade credit rating. The methods used to evaluate customers’ credit worthiness are described in more detail in note 15.
Capital Management
The Company defines capital as the equity of the Group. The Company’s policy is to maintain a strong capital base so as to maintain market confidence and to sustain future development of the business.
The Company encourages wide employee participation and motivation through equity based incentive schemes. Details of the current Sharesave and Executive Share Option Schemes and the Performance Share Plan, together with shareholding guidelines, are given in the Remuneration report.
The Company seeks to maintain a balance between the higher returns that might be possible with higher levels of borrowings and the advantages and security afforded by a sound capital position.
Interest Rate Risk Profile of Financial Assets and Liabilities
The interest rate profile of the Group’s net debt is shown in note 18.

The Group’s floating rate loans bear interest based on Libor or Euribor. The floating rate borrowings under the banking facilities are typically rolled over for a period of six months or less, based on the appropriate Libor / Euribor rate.
With respect to the USPP notes, $100m of the $216m issued in December 2011 was converted from fixed US dollar to floating euro by the use of five cross currency interest rate swaps; three of these swaps totalling $50m expired in December 2018 with the remaining two, totalling $50m, expiring in December 2021. These were in place at the year end with a market value of £16.2m (2018: £15.1m).
An increase of 1% in the interest rate charged during the year on borrowings not fixed by interest rate swaps would have reduced profit before tax by approximately £14.5m (2018: £12.2m) before accounting for exchange differences, and would reduce net equity by approximately £11.2m (2018: £9.3m).
	2019		2018
	Carrying amount £m	Fair value £m	Carrying amount £m	Fair value £m
Cash and cash equivalents	192.6	192.6	186.5	186.5
Trade and other receivables	693.8	693.8	663.6	663.6
Bank loans and overdrafts	(13.6)	(13.6)	(167.7)	(167.7)
Trade and other payables	(930.1)	(930.1)	(948.8)	(948.8)
Primary financial instruments held to finance the Group’s operations:
Long-term borrowings	(1,425.8)	(1,429.9)	(1,174.4)	(1,180.8)
Derivative financial instruments	16.3	16.3	16.9	16.9
The carrying amount of the financial assets represents the maximum credit exposure of the Group.
The fair values of the interest rate, foreign currency and cross currency interest rate swaps have been determined by reference to the market price available from the market on which the instruments are traded. Level 2 inputs are inputs, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. All financial instruments measured at fair value are categorised as Level 2 in the fair value hierarchy, whereby the fair value is determined using valuation techniques. Level 3 inputs are inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs). The fair value of the USPP is estimated by discounting expected future cash flows. Contingent consideration and post-acquisition remuneration (note 21) is held at fair value which is estimated based on latest forecasts as compared to earn-out targets. The Group does not hold any Level 1 instruments measured at fair value.

20. DEFERRED AND CONTINGENT CONSIDERATION
	Deferred and contingent consideration £m	Post-acquisition remuneration £m	Total £m
At 1 April 2018	18.7	18.6	37.3
Arising in the year	1.6	0.4	2.0
Unwind of discount	0.1	–	0.1
Utilised in the year	(13.9)	(15.9)	(29.8)
Released in the year	(7.0)	(3.6)	(10.6)
Exchange differences	2.0	0.9	2.9
At 31 March 2019	1.5	0.4	1.9

Current at 31 March 2019	0.8	0.4	1.2
Non-current at 31 March 2019	0.7	–	0.7
	1.5	0.4	1.9

	Deferred and contingent consideration £m	Post-acquisition remuneration £m	Total £m
At 1 April 2017	34.0	18.2	52.2
Arising in the year	–	9.2	9.2
Unwind of discount	0.8	–	0.8
Released in the year	(13.7)	(7.0)	(20.7)
Exchange differences	(2.4)	(1.8)	(4.2)
At 31 March 2018	18.7	18.6	37.3

Current at 31 March 2018	18.7	11.7	30.4
Non-current at 31 March 2018	–	6.9	6.9
	18.7	18.6	37.3

Deferred and contingent consideration relates to the acquisition of Ace, Plasgran and Spec & Die. Post-acquisition remuneration is for vendors of Ace, Letica, Strata Products, Amber, Synergy and Neluplast who remain in employment
Amounts are initially measured at fair value which is typically at the maximum earn-out value under the share purchase agreement, supported by business model cash flows, with the contingent element discounted at the incremental cost of borrowing. These amount are subsequently revalued at each period end based on observable changes in facts and circumstances.
Once the expected performance and potential for negotiation has been compared to the threshold(s) contained in the share purchase agreement, the expected cash outflow is discounted to present value using an incremental borrowing rate where the effects of time value of money is material.
During the year the contingent consideration for Ace, Letica and Strata Products was agreed and paid. As a result a release of £10.6m was made, primarily in relation to the Ace acquisition.

Contingent consideration and post-acquisition remuneration liabilities relating to the Ace acquisition were denominated in US dollars but held in a UK sterling functional currency company. Accordingly the foreign exchange revaluation of £2.9m, along with the unwind of discount of £0.1m, is recorded in the Group income statement within financing costs.

21. PROVISIONS AND OTHER LIABILITIES
Deferred Tax
The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting periods:
	Accelerated capital allowances £m	Employee benefits £m	Tax losses £m	Other temporary differences £m	Total £m
At 1 April 2018	121.9	(25.7)	(55.9)	69.9	110.2
Adjustment in respect of prior years	(2.0)	(0.1)	(6.8)	4.7	(4.2)
(Credit)/charge to the income statement	(2.3)	(0.3)	3.3	(19.7)	(19.0)
(Credit)/charge to equity	–	(0.7)	–	(0.7)	(1.4)
Acquisitions	1.2	(0.9)	(1.1)	1.1	0.3
Exchange differences	1.7	0.2	1.2	(0.3)	2.8
At 31 March 2019	120.5	(27.5)	(59.3)	55.0	88.7
Deferred tax liabilities	120.5	–	–	78.7	199.2
Deferred tax assets	–	(27.5)	(59.3)	(23.7)	(110.5)
	120.5	(27.5)	(59.3)	55.0	88.7

	Accelerated capital allowances £m	Employee benefits £m	Tax losses £m	Other temporary differences £m	Total £m
At 1 April 2017	123.3	(39.1)	(55.6)	86.1	114.7
Adjustment in respect of prior years	2.6	0.3	(6.0)	(3.8)	(6.9)
(Credit)/charge to the income statement	(4.2)	1.2	12.6	(11.5)	(1.9)
(Credit)/charge to equity	(1.8)	11.3	–	0.7	10.2
Acquisitions	6.5	–	(5.1)	(0.9)	0.5
Exchange differences	(4.5)	0.6	(1.8)	(0.7)	(6.4)
At 31 March 2018	121.9	(25.7)	(55.9)	69.9	110.2
Deferred tax liabilities	121.9	–	–	97.2	219.1
Deferred tax assets	–	(25.7)	(55.9)	(27.3)	(108.9)
	121.9	(25.7)	(55.9)	69.9	110.2

Accelerated capital allowances relate to property, plant and equipment.

Certain deferred tax assets and liabilities have been offset where the Group has a legally enforceable right to offset current tax assets against current tax liabilities and where the deferred tax assets and liabilities relate to income taxes levied by the same tax jurisdiction.
The Group has deferred tax assets of £56.7m (2018: £50.6m) in respect of tax losses of £237.8m, (2018: £195.3m) that have not been recognised as it is not probable that sufficient suitable profits will be available to utilise these assets.
The aggregate amount of temporary differences associated with investments in subsidiaries for which no deferred tax has been provided is £159.0m (2018: £82.0m). No taxation is expected to arise in respect of these temporary differences.
Other Provisions
	Termination and restructuring provisions £m	Contract provisions £m	Environmental and Health & Safety £m	Legal related £m	Other £m	Total £m
At 1 April 2018	7.3	14.1	13.6	8.5	9.8	53.3
Acquired in the year (note 23)	0.8	4.3	0.8	0.7	0.4	7.0
Provided in the year	0.5	–	–	–	1.8	2.3
Utilised in the year	(5.4)	(8.8)	(3.7)	(4.9)	(3.2)	(26.0)
Released in the year	(0.8)	(4.8)	–	–	–	(5.6)
Exchange differences	(0.1)	(0.3)	0.3	(0.1)	–	(0.2)
At 31 March 2019	2.3	4.5	11.0	4.2	8.8	30.8

Current at 31 March 2019	2.3	1.2	–	0.1	5.6	9.2
Non-current at 31 March 2019	–	3.3	11.0	4.1	3.2	21.6
	2.3	4.5	11.0	4.2	8.8	30.8

	Termination and restructuring provisions £m	Contract provisions £m	Environmental and Health & Safety £m	Legal related £m	Other £m	Total £m
At 1 April 2017	23.8	41.7	14.9	15.2	12.8	108.4
Acquired in the year	–	4.7	0.3	0.3	0.6	5.9
Provided in the year	1.3	–	–	–	1.0	2.3
Utilised in the year	(18.1)	(32.0)	(1.2)	(7.2)	(4.7)	(63.2)
Exchange differences	0.3	(0.3)	(0.4)	0.2	0.1	(0.1)
At 31 March 2018	7.3	14.1	13.6	8.5	9.8	53.3

Current at 31 March 2018	6.5	6.0	–	0.1	5.5	18.1
Non-current at 31 March 2018	0.8	8.1	13.6	8.4	4.3	35.2
	7.3	14.1	13.6	8.5	9.8	53.3

Contract provisions are primarily adjustments relating to recent acquisitions and represent mainly out-of-market contract adjustments. Of the Contract provisions £1.2m are expected to be utilised within the next 12 months. Accounting for contract provisions is detailed further in note 1.
Environmental and Health & Safety, and Legal related provisions are also primarily adjustments relating to recent acquisitions and represent either provisions for environmental rectification, the cost of required procedures to bring the acquisition in line with the Group Health & Safety standards, or legal claims and other legal matters arising out of contractual obligations. These provisions are provided for at their estimated settlement value and will be utilised as claims are resolved.

Other provisions comprise other contractual and constructive obligations around the Group, none of which are individually material.
22. SHARE CAPITAL
The movement in the number of ordinary shares of 5p each issued by the Company and fully paid is as follows:
	2019 Number	2018 Number
In issue at 1 April	407,699,202	414,857,469
Exercise of employee share options	1,412,175	2,445,473
Share buyback	(2,241,608)	(9,603,740)
In issue at 31 March	406,869,769	407,699,202
The Company has one class of ordinary 5p shares. The rights and obligations attaching to the ordinary shares and provisions relating to the transfer of ordinary shares are set out in the Company’s Articles of Association and governed by statute. All ordinary shares rank equally regarding dividends, votes and return of capital. Holders of ordinary shares are entitled to receive shareholder notices and other documents and information and to attend, speak and exercise voting rights, either in person or by proxy, at general meetings of the Company. The Company may refuse to register a transfer of ordinary shares where the required proof of title has not been provided or transfer documents have not been lodged in an acceptable manner or form. There are no restrictions on the voting rights of holders of ordinary shares and there are no agreements that are known to the Company between shareholders which may result in such restrictions.
The options granted under the Company’s savings related and executive share option schemes are satisfied by the issue of new ordinary shares. Therefore, employees do not hold any voting rights until the shares are allotted on exercise of their options. The Company has established the RPC Group Employee Benefit Trust to satisfy awards made under the Performance Share Plan. The independent trustee has the same rights as any other shareholder in respect of any shares held by the trust except in respect of dividends.
Share Buyback Programme
In July 2017 the Company announced that it was to undertake a share buyback programme. In the year ended 31 March 2019 the Company acquired 2,241,608 (2018: 9,603,740) shares at an average price of 758p (2018: 864p). These shares with a nominal value of £0.1m (2018: £0.5m) were bought back and subsequently cancelled during the year, giving rise to a capital redemption reserve of an equivalent amount as required by the Companies Act 2006. The aggregate consideration paid was £17.0m (2018: £83.4m), and is reflected in retained earnings.

Share-Based Payments
The Company operates savings related and executive share option schemes and a Performance Share Plan, which are all equity-settled share-based payment schemes. The Group has no legal or constructive obligation to repurchase or settle employee share options or share awards in cash.
Share Options
Invitations under the Sharesave Scheme (a savings related share option scheme) are made to eligible employees in the UK and participating overseas countries. The exercise price of the options granted is usually the average of the market price of the shares at the close of business on the three days preceding the invitation date, discounted by 20%.
Options are normally exercisable for a period of six months starting three years after the related savings contract begins, provided a participant remains an employee of the Group and completes the three year savings contract.
Executive share options are granted to managers at the discretion of the Company. The exercise price is normally the market price at the close of business on the day preceding the date of grant. Options are exercisable between three and ten years after the date of grant provided the participant remains an employee of the Group and, for options granted since 2014, an earnings per share target is met.
Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	2019			2018
	Average exercise price		Number of options	Average exercise price		Number of options
Outstanding at 1 April	658	p	9,253,270	575	p	10,892,543
Granted	582	p	7,188,062	827	p	1,273,500
Forfeited	548	p	(618,951)	543	p	(284,478)
Exercised	420	p	(1,430,242)	384	p	(2,445,473)
Lapsed	741	p	(84,415)	607	p	(29,107)
Cancelled	726	p	(2,593,811)	696	p	(153,715)
Outstanding at 31 March	633	p	11,713,913	658	p	9,253,270
Exercisable at 31 March	462	p	1,367,042	366	p	1,919,801

The weighted average share price in respect of options exercised during the year was 778p per share (2018: 817p). The cash proceeds from the exercise of share options during the year was £5.8m (2018: £9.4m).

The share options outstanding at the end of the year were as follows:
	Number of options 2019	Option price range 2019		Weighted average remaining contractual life (years) 2019	Number of options 2018	Option price range 2018		Weighted average remaining contractual life (years) 2018
RPC Group 2013 Sharesave Scheme	7,138,779	371p – 741	p	2.4	4,894,811	371p-741	p	1.7
RPC Group 2013 Executive Share Option Schemes	4,117,566	447p – 871	p	5.7	3,688,935	447p-871	p	8.1
RPC Group 2003 Executive Share Option Schemes	457,568	272p – 313	p	3.3	669,524	180p-307	p	4.5
Outstanding at 31 March	11,713,913				9,253,270
* The number of options and their exercise prices in respect of grants made prior to the rights issue were adjusted to take account of the diluting effect of rights issues.
The fair value of options and the significant inputs using the Black-Scholes valuation model were as follows:
	RPC Group 2013 Sharesave scheme						RPC Group 2013 Executive Share Option Scheme
Date of grant	16.01.15		31.03.17		06.07.18		16.07.14		15.07.15		13.07.16		19.07.17		10.08.17		06.07.18
Share price at date of grant	542	p	782	p	725	p	594	p	663	p	803	p	880	p	857	p	725	p
Original exercise price	430	p	741	p	552	p	584	p	654	p	791	p	825	p	871	p	721	p
Fair value of options	96p	*	121	p	176	p	126p	*	132p	*	149p	*	154	p	124	p	114	p
Expected volatility	23%		25%		27%		34%		29%		27%		24%		24%		26%
Dividend yield	3.0%		2.4%		3.5%		2.6%		2.4%		2.2%		2.7%		2.8%		3.5%
Annual risk-free interest rate	0.7%		0.2%		0.8%		2.2%		1.7%		0.4%		0.7%		0.5%		1.0%
Option life	3.4 years		3.3 years		3.3 years		6.4 years		6.4 years		6.5 years		5.7 years		5.7 years		5.4 years
* Adjusted to take account of the rights issues in January 2015, January 2016 and February 2017 where relevant.
The volatility, measured as the standard deviation of expected share price returns, is based on statistical analysis of the Company’s historical share price.
The option life allows for the vesting period and time to exercise. There are no market conditions associated with the share option grants.
Performance Share Plan
Conditional annual awards of shares are granted under the RPC Group 2008 Performance Share Plan (the “Plan”) provided the participant remains an employee of the Group and the performance conditions are met, awards will vest three years after the date of grant. The percentage of shares that will actually vest is dependent upon the Group’s earnings per share growth and, for the 2014 to 2018 awards, total shareholder return performance over a three year measurement period commencing on 1 April of the year in which the award is made.

The awards made before 2011 were in the form of allocations of free shares that transfer to participants on the vesting date provided the conditions are met. Allocations that have vested must be satisfied within 30 days of the vesting date. After 2010, nil cost options were granted which, subject to the conditions, will be exercisable between the third and tenth anniversary of the date of grant. Awards under the Plan will only be satisfied with market purchase shares.
Movements in the number of outstanding conditional awards of shares are as follows:

	Number of shares 2019	Number of shares 2018
Outstanding at 1 April	1,668,469	1,478,445
Granted	810,236	636,971
Rights issue adjustment	–	–
Exercised	(441,880)	(446,947)
Forfeited	(17,894)	–
Outstanding at 31 March	2,018,931	1,668,469
Exercisable at 31 March	–	41,495
Weighted average remaining contractual life	8.4 years	8.4 years

The market price of the shares transferred on vesting during the year was 850p per share (2018: 845p, 2017: 877p). The fair value of the nil cost options granted during the year under the Performance Share Plan and the key inputs using the Black-Scholes valuation model were as follows:
	RPC Group 2008 Performance Share Plan
Date of grant	16.07.14		15.07.15		13.07.16		19.07.17		10.08.17		06.07.18
Share price at date of grant	594	p	663	p	803	p	880	p	857	p	725	p
Fair value of award*	383	p	500	p	651	p	762	p	742	p	631	p
Expected volatility	23%		23%		23%		25%		25%		28%
Dividend yield	2.6%		2.4%		0.0%		0.0%		0.0%		0.0%
Annual risk-free interest rate	1.3%		0.9%		0.1%		0.3%		0.2%		1.0%
Expected life of award	3 years		3 years		3 years		3 years		3 years		5 years
* Adjusted to take account of the rights issue in January 2015, January 2016 and February 2017 where relevant.
There is no entitlement to dividends during the vesting period.
RPC Group Employee Benefit Trust
The Company operates an employee benefit trust, the RPC Group Employee Benefit Trust, which was established in 2008 to purchase shares to satisfy awards under the Performance Share Plan. Purchases are funded using interest free loans from the Company. As at 31 March 2019 the Employee Benefit Trust held 966,818 (2018: 1,151,386) shares in the Company acquired at an average cost of 850p (2018: 955p) per share. The investment in the shares is included in the Consolidated balance sheet within retained earnings at a cost of £13.5m (2018: £11.0m). The market value of the shares held by the trust at 31 March 2019 was £7.6m (2018: £8.9m). The trust has waived dividends receivable on the shares held during the year.
Share-Based Payment Expense
The expense in respect of share-based payments recognised in the Consolidated income statement is as follows:
	2019 £m	2018 £m
RPC Group 2008 Performance Share Plan	2.5	2.7
RPC Group 2013 Executive Share Option Schemes	1.3	1.4
RPC Group 2013 Sharesave Scheme	5.7	2.7
Total included in staff costs (note 5)	9.5	6.8
23. ACQUISITION OF SUBSIDIARY UNDERTAKINGS
2019
During the year the Group acquired 100% of the share capital of the following businesses:
Name	Date	Description
Nordfolien GmbH	30 April 2018	Specialist in flexible industrial packaging, serving the construction, chemicals, horticulture, and industrial food sectors.
Spec Group	1 August 2018	Manufacturer of rigid plastic containers and closures, and designer and manufacturer of tools used in the plastic container and closure manufacturing process.
PLASgran Limited	13 August 2018	Recycler of post-consumer and post-industrial packaging waste to supply high quality plastic regrinds and compounds to customer specification.
Neluplast	22 January 2019	German based manufacturer of innovative packaging solutions for food and beverage markets.

The acquisitions has been accounted for as business combinations. The provisional fair values recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below:
	Nordfolien £m	Spec Group £m	PLASgran £m	Neluplast £m	Total £m
Intangible assets	6.9	–	6.5	0.3	13.7
Property, plant and equipment	27.5	3.4	7.8	4.1	42.8
Inventories	21.1	0.1	2.1	3.2	26.5
Trade and other receivables	8.3	0.4	3.6	0.9	13.2
Trade and other payables	(19.3)	(0.8)	(4.2)	(1.2)	(25.5)
Provisions	(5.0)	(0.1)	(0.2)	(1.7)	(7.0)
Net pension liability	(2.4)	–	–	(0.6)	(3.0)
Taxes	0.4	(0.4)	(1.0)	0.5	(0.5)
Net debt	(16.9)	(0.5)	0.7	0.3	(16.4)
Total identifiable assets	20.6	2.1	15.3	5.8	43.8
Goodwill	11.9	2.3	19.8	2.5	36.5
Consideration	32.5	4.4	35.1	8.3	80.3

Consideration comprised cash of £78.8m and deferred consideration of £1.5m.

Adjustments to the completion balance sheets primarily relate to intangible assets of customer contacts, patents and licensing agreements, revaluation of property, plant and equipment in accordance with IFRS 13 and recognition of provisions relating to out of market contracts and other necessary provisions. Adjustment to taxes relate to additional tax provisions and deferred tax on the fair value adjustments.
The goodwill recognised above includes certain intangible assets that cannot be separately identified and measured due to their nature. This includes control over the acquired business, the skills and experience of the assembled workforce, the increase in scale, significant synergies and the future growth opportunities that the business provide to the Group’s operations. The goodwill recognised is not deductible for tax purposes.
The acquisition made during the year contributed the following to the Group results:

	Nordfolien	Spec Group	PLASgran	Neluplast
Contribution to adjusted operating profit post-acquisition	6.7	(0.1)	1.5	0.1
Contribution to revenue post-acquisition	109.2	1.4	18.9	3.5

If the acquisition had taken place on 1 April 2018 it would have contributed the following to the Group results:

	Nordfolien	Spec Group	PLASgran	Neluplast
Adjusted operating profit from 1 April 2018 to 31 March 2019	7.1	0.0	2.0	0.0
Revenue from 1 April 2018 to 31 March 2019	120.2	3.0	28.7	14.3

2018
On 19 June 2017 the Group acquired 100% of the share capital of Astrapak Limited, a leading South African manufacturer of rigid plastic packaging products and components with a broad product offering across injection moulding, blow moulding and thermoforming technology platforms.
The acquisition has been accounted for as a business combination. The fair values recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below:

Fair value (£m)
Intangible assets	1.4
Property, plant and equipment	45.3
Assets held for sale	4.3
Cash and cash equivalents	2.9
Inventories	11.7
Trade and other receivables	14.5
Trade and other payables	(17.5)
Provisions	(5.9)
Deferred tax	(0.5)
Current tax	(0.3)
Debt	(15.0)
Total identifiable assets	40.9
Goodwill	27.1
Non-controlling interest	(2.3)
Consideration	65.7
Consideration comprised cash of £65.7m. The cash out flow in the Consolidated cash flow statement of £65.2m comprises the consideration (£65.7m) net of cash and cash equivalents acquired (£2.9m) along with the additional consideration paid for Letica and ESE World on agreement of completion accounts (£2.4m).
The acquisition made during the year contributed the following to the Group results:
£m
Contribution to adjusted operating profit post-acquisition	2.2
Contribution to revenue post-acquisition	61.3

If the acquisition had taken place on 1 April 2017 it would have contributed the following to the Group results:
£m
Adjusted operating profit from 1 April 2017 to 31 March 2018	2.4
Revenue from 1 April 2017 to 31 March 2018	79.3

24. DISPOSALS OF SUBSIDIARY UNDERTAKINGS
On 6 June 2018 RPC Group announced that it would be disposing of its Letica Foodservice, USA, and other noncore businesses, including its automotive components businesses located in Zevenaar, The Netherlands, and Rongu, Estonia, and its spirits closure business in Bridge of Allan, Scotland.
During 2019 the Group sold the Letica Foodservice business for proceeds of £70.8m and a profit of £18.6m, and the Bridge of Allan business for proceeds of £16.6m and a loss of £11.8m.
The assets and associated liabilities of the remaining businesses were transferred to assets held for sale to be held as a disposal group in June 2018, when they met the criteria to be classified as held for sale per IFRS 5.

25. COMMITMENTS AND CONTINGENT LIABILITIES
	2019 £m	2018 £m
Expenditure contracted for but not provided	50.3	57.4
Financial Commitments
The Group had total minimum lease payments under non-cancellable operating leases as follows:
	2019 £m	2018 £m
Within one year	26.0	24.0
Between one and five years	60.6	54.2
After five years	17.8	13.8
	104.4	92.0
Contingent Liabilities – Bank Guarantees
The Group had contingent liabilities in respect of bank guarantees issued in the ordinary course of business amounting to £21.8m (2018: 30.3m).
Contingent Liabilities – EU State Aid
The Group has benefited from the UK CFC exemption from 2013 onwards in full accordance with existing UK tax law. On 2 April 2019 the European Commission published a press release announcing its decision that where financing income of a non-UK subsidiary derives from UK activities, the Controlled Foreign Company exemption is not justified and constitutes State Aid. Although the UK Government has appealed against the decision, they have also initiated the recovery process by providing impacted businesses with an information request to begin to determine the position.
The identification of whether financing income is derived from UK activities can be complex and will require detailed analysis of historical fact patterns and a technical assessment of the roles of the related parties in extending and maintaining the finance arrangements. Due to the short amount of time since the release of the decision a detailed Significant People Functions analysis has not been possible. We have received an information request from HMRC and are in the process of providing the relevant answers.
As at the signing of these accounts, the ultimate success of an appeal by the UK remains uncertain. The uncertainty has been further compounded by the fact that the decision was not simply that the exemption constituted State Aid or not, but that the position is dependent on each tax payer’s specific circumstances as to whether it had related UK activities in relation to exempt amounts.
Due to the increased uncertainty the Group remains unable to accurately define what the ultimate outcome will be.

26. EMPLOYEE BENEFITS
	2019 £m	2018 £m
Retirement benefit obligations	186.1	192.9
Termination benefits	0.6	0.7
Other long-term employee benefit liabilities	3.2	3.3
Employee benefits due after one year	189.9	196.9

Retirement Benefit Obligations
The liability recognised in the Consolidated balance sheet for the Group’s retirement benefit obligations is:
As at 31 March 2019	UK £m	Netherlands £m	Germany £m	France £m	Other mainland Europe £m	Group £m
Present value of funded obligations	623.3	22.7	–	–	32.6	678.6
Fair value of plan assets	(536.6)	(22.4)	–	–	(29.2)	(588.2)
Net funded obligations	86.7	0.3	–	–	3.4	90.4
Present value of unfunded obligations	–	–	70.9	13.6	11.2	95.7
Liability in the Consolidated balance sheet	86.7	0.3	70.9	13.6	14.6	186.1
As at 31 March 2018	UK £m	Netherlands £m	Germany £m	France £m	Other mainland Europe £m	Group £m
Present value of funded obligations	607.3	23.2	–	–	30.6	661.1
Fair value of plan assets	(511.5)	(22.8)	–	–	(28.1)	(562.4)
Net funded obligations	95.8	0.4	–	–	2.5	98.7
Present value of unfunded obligations	–	–	69.9	13.9	10.4	94.2
Liability in the Consolidated balance sheet	95.8	0.4	69.9	13.9	12.9	192.9

The retirement benefit obligations recognised in the Consolidated balance sheet is:
	2019 £m	2018 £m
Fair value of plan assets	(588.2)	(562.4)
Present value of defined benefit obligations	774.3	755.3
Balance sheet liability	186.1	192.9

The amounts recognised in the Consolidated income statement are as follows:
	2019 £m	2018 £m
Current service cost	3.9	4.6
Pension administration costs	0.7	1.2
Past service	2.4	0.3
Total included in staff costs (note 5)	7.0	6.1
Defined benefit pension schemes finance expense (note 6)	3.7	5.7
Total amount recognised in the Consolidated income statement	10.7	11.8
The amounts recognised in the Consolidated statement of comprehensive income are:
	2019 £m	2018 £m
At 1 April	7.5	61.9
Actuarial re-measurement recognised during the year	(0.8)	(54.4)
At 31 March	6.7	7.5

The actuarial re-measurement recognised during the year comprised of:
	2019 £m	2018 £m
Experience gains on plan assets	(25.3)	(14.1)
Experience gains on liabilities	0.8	(18.0)
Losses/(gains) on change of financial assumptions	29.5	(1.9)
Gain on change of demographic assumptions	(5.8)	(20.4)
	(0.8)	(54.4)
Changes to the present value of defined benefit obligations during the year are as follows:

	2019 £m	2018 £m
Defined benefit obligations at 1 April	755.3	799.1
Obligations acquired on acquisition	3.0	–
Current service cost	3.9	4.6
Past service	2.4	0.3
Finance expense on scheme obligations	18.0	19.1
Contributions by participants	0.9	0.9
Actuarial re-measurement of liabilities	24.5	(40.3)
Net benefits paid	(31.0)	(29.9)
Settlements	(0.2)	(0.2)
Exchange differences	(2.5)	1.7
Defined benefit obligations at 31 March	774.3	755.3

Changes to the fair value of plan assets during the year are:
	2019 £m	2018 £m
Fair value of assets at 1 April	562.4	547.5
Assets acquired on acquisition	–	–
Finance income on scheme assets	14.3	13.4
Actuarial re-measurement of assets	25.3	14.1
Contributions by employer	17.8	17.8
Contributions by participants	0.9	0.9
Net benefits paid	(31.0)	(29.9)
Settlements	(0.2)	(0.2)
Administration expense	(0.7)	(1.2)
Exchange differences	(0.6)	–
Fair value of assets at 31 March	588.2	562.4

The movement in the liability recognised in the Consolidated balance sheet is:
	2019 £m	2018 £m
Liability at 1 April	192.9	251.6
Net liabilities acquired on acquisition	3.0	–
Total expense charged to the Consolidated income statement	10.7	11.8
Actuarial re-measurement recognised in the Consolidated statement of comprehensive income	(0.8)	(54.4)
Contributions and benefits paid	(17.8)	(17.8)
Exchange differences	(1.9)	1.7
Liability at 31 March	186.1	192.9

The fair value of the funded plan assets invested in the balance sheet is set out below:
	2019			2018
	UK £m	Mainland Europe £m	Group £m	UK £m	Mainland Europe £m	Group £m
Equities	155.6	2.5	158.1	163.3	2.4	165.7
Property	76.9	2.5	79.4	72.3	2.6	74.9
Government and corporate bonds	203.8	–	203.8	166.7	0.1	166.8
Insurance policies	1.1	42.9	44.0	1.1	42.4	43.5
Other	99.2	3.7	102.9	108.1	3.4	111.5
Fair value of assets at 31 March	536.6	51.6	588.2	511.5	50.9	562.4

The majority of the assets are quoted on an active market. However, the following assets can be considered unquoted:
All insurance policies
Some of the property investments
Hedge funds which are included within ‘Other’
The principal actuarial assumptions used at the balance sheet date were:
	2019		2018
	UK	Mainland Europe	UK	Mainland Europe
Discount rate	2.4%	1.4%	2.6%	1.6%
Inflation rate	2.1%	1.5%	2.0%	1.8%
Increase in benefits in payment	2.6%	1.5%	2.5%	1.8%
Salary increases	2.4%	1.8%	2.8%	2.1%

Actuarial assumptions were derived based on advice from independent actuaries and were used in updating the value of all major schemes in the Group at 31 March 2019.
The mortality assumptions used allow for future mortality improvements in valuing the defined benefit obligations and are based on standard mortality tables used by the actuarial profession in the relevant countries adjusted, where appropriate, to reflect the circumstances of the relevant scheme’s membership. In the UK current mortality assumptions applied as at 31 March 2019 are specific to each UK Scheme and the allowance made for mortality improvements is assumed to be in line with the 2018 CMI Core Projections with a long-term rate of 1.25% p.a.
The life expectancies from the age of 65 of UK scheme members assumed at the balance sheet date in years were as follows:
	2019 UK	2018 UK
Current age:
Aged 65:
Male	21	22
Female	23	24
Aged 45:
Male	22	24
Female	25	26
The weighted average duration of the defined benefit obligation is 17 years (2018: 17 years). The Group expects to contribute approximately £17.2m (2018: £17.3m) to its defined benefit plans in the next financial year. This includes proposed contributions to the main UK pension schemes described above of £11.8m (2018: £11.5m).
Funded Retirement Benefit Obligations
United Kingdom
The two main retirement benefit obligations in the UK are final salary defined benefit pension schemes, called the RPC Containers Limited Pension Scheme and the British Polythene Industries Limited Pension Scheme, and they are both closed to future entrants and to future accrual. The assets of all the schemes are held in a separate trustee administered fund to meet long-term liabilities for past and present employees. The corporate trustees, which are independent from the Group, have a duty to act in the best interest of the schemes beneficiaries. The appointment of trustee directors is determined by the schemes corporate and trust documentation and by statute.
The last completed triennial valuation performed by an independent actuary for the trustee of the RPC Containers Limited Pension Scheme was carried out as at 31 March 2015. The valuation, which is calculated on an ongoing funding basis and is different from that prescribed by IAS 19, showed a deficit of £41.8m. The Company agreed to make contributions to cover the scheme’s expenses and pay monthly deficit reduction contributions of £3.2m each year until 31 March 2019, and £2.4m each year from 1 April 2019 with the aim of eliminating the deficit by September 2024. In addition, in the event that any of the members employing companies are unable to pay their contributions, the trustee may call upon guarantees provided by the Group in respect of certain present and future liabilities of the members employing companies in the UK.
On 29 March 2018 the defined benefit assets and liabilities of the Superfos Runcorn Limited Pension Fund, Peerless Limited Pension Scheme and the Manuplastics Limited Pension & Life Assurance Plan were transferred into the RPC Containers Limited Pension Scheme. Following the transfer, the Company agreed to a new schedule of contributions for the scheme and to cease contributions in to the transferring schemes from 1 April 2018. The new contributions the Company agreed were similar to the total contributions paid to all schemes immediately before the transfer and results in contributions of £3.9m p.a. increasing at 3% p.a. The expectation is that the deficit will continue to be removed by 30 September 2024. The next triennial valuation for the RPC Containers Limited Pension Scheme is as at 31 March 2018 and is currently ongoing and the contributions are being reviewed and discussed with the Trustee of the Scheme.

The last completed triennial valuation performed by an independent actuary for the trustee of the British Polythene Pension Scheme was carried out as at 31 March 2017. The valuation, which is calculated on an ongoing funding basis and is different from that prescribed by IAS 19, showed a deficit of £46m. The Company and the trustee agreed to make contributions of £3.8m per annum from 1 May 2018; rising in line with the CPI index subject to a cap of 5% and floor of 0%. There is also provision for three additional one-off payments in 2018 to 2020, subject to the bpi Group’s profit before tax achieving agreed targets in 2017 to 2019. The one-off payments would be £0.25m, £0.5m, £1.0m or £1.5m subject to profit before tax exceeding £40m, £45m, £50m or £55m respectively. In addition the scheme has a pension funding partnership whereby additional contributions of £2m p.a. increasing by CPI will be paid until January 2032. Should the scheme have a funding surplus in the future these payments will cease.
As a result of previous acquisitions the Group has four other UK final salary defined benefit pension arrangements providing benefits based on final pensionable salary and pensionable service although the assets and liabilities for three of the arrangements transferred to the RPC Containers Pension Scheme on 29 March 2018. The total deficit in the fund calculated in accordance with IAS 19 as at 31 March 2019 for the remaining UK scheme was £34.2m (2018: £31.4m).
The present value of the defined benefit obligation in the financial statements was measured using the projected unit credit method based on the last actuarial valuation for IAS 19 purposes allowing for IAS 19 financial assumptions and any further improvements in life expectancy.
Overseas funds
The Group operates a number of overseas defined benefit pension schemes, in Germany, France, the Netherlands, Belgium, Italy, Switzerland, Norway, Poland, Sweden, Thailand and The Philippines. In the Netherlands, Belgium, Switzerland, Norway and Thailand, these are contributory with funds held separately from the finances of the Group either by trustee-administered funds or by insurance contracts. In all cases, the retirement benefit obligations for these plans have been calculated by actuaries using the projected unit method.

In the Netherlands there are a number of defined benefit retirement plans. These are funded by contributions to insurance policies or a separately administered fund. Insurance policies are valued in accordance with paragraph 115 of IAS19. The majority of the plans are now closed.
Most of the Group’s German operations provide non-contributory pension plans financed by balance sheet provisions calculated by a local actuary on an annual basis according to local requirements. There is no external funding for these plans although they are secured by insolvency insurance required under German law. In general, the plans provide a fixed retirement benefit not related to salaries and are closed to new entrants. Pension increases are granted every three years based on price inflation.
All of the Group’s subsidiaries in France provide unfunded retirement indemnities according to the applicable collective agreement. The benefit takes the form of a lump sum, based on final salary and service with the Company, payable on reaching retirement age.
RPC’s operations in Belgium and Switzerland provide pension benefits which are defined contribution in nature. However, the existence of investment guarantees requires these plans to be treated as defined benefit for accounting purposes.
RPC’s Italian businesses are required to provide service-related lump sum benefits payable on leaving service for any reason, including retirement.
Termination Benefits
Termination benefit provisions consist of German Altersteilzeit employee incentives (a part-time early retirement scheme described in note 1) and Belgian and Dutch contractual pre-retirement termination benefits.
Other Long-Term Employee Benefit Liabilities
These consist of deferred salaries for German Altersteilzeit employees and provision for long-service awards.
Risk Management
Typically trustees or similar bodies manage the defined benefit plans and agree the contribution rates based on independent actuarial advice. The Group seeks to maintain a good working relationship with trustees through regular meetings and communications.
There is a risk that changes in the discount rate, price inflation and life expectancy could lead to a material deficit. Any funding deficit that arises will be financed over a period negotiated between the Group and the Trustees. The impact of a change of assumption on the material schemes in the Group are as follows:
	RPC Containers Limited Pension Scheme £m	bpi Pension Scheme £m	M&H Plastics Pension Scheme £m
0.1% decrease in discount rate	(3.5)	(5.6)	(2.2)
0.1% increase in inflation	(2.9)	(3.9)	(1.1)
1 year increase in life expectancy	(9.0)	(13.5)	(3.6)

The above sensitivity analyses are based on isolated changes in each assumption, while holding all other assumptions constant. In practice, this is unlikely to occur, and there is likely to be some level of correlation between movements in different assumptions. In addition, these sensitivities relate only to potential movement in the defined benefit obligations. The assets are designed to mitigate the impact of these movements to some extent, such that the movements in the defined benefit obligations shown above would, in practice, be partly offset by movements in asset valuations. The above sensitivities are shown to illustrate at a high level the scale of sensitivity of the defined benefit obligations to key actuarial assumptions.

27. RELATED PARTIES

Identity or related parties
The Group has a related party relationship with its subsidiaries and with its key management personnel. Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation for the Group and are not disclosed in this note.
Transactions with the key management personnel
The remuneration of the key management personnel of the Group is set out below in aggregate for each of the categories specified in IAS 24 ‘Related Party Disclosures’.

The remuneration of the key management personnel of the Group is as follows:

	2019 £m	2018 £m	2017 £m
Salaries and other short-term employee benefits	1.5	2.4	2.3
Post-employment benefits	0.2	0.2	0.2
Share-based benefits and other long-term benefits	1.7	1.3	2.1
	3.4	3.9	4.6

28. POST BALANCE SHEET EVENTS
On 8 March 2019, RPC and Berry Global International Holdings Limited (‘Berry Bidco’) announced that they had reached an agreement on the terms of a recommended cash acquisition of the entire issued and to be issued share capital of RPC by Berry Bidco a wholly-owned subsidiary of Berry Global Group, Inc (‘Berry’). The Acquisition was proposed to be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act, which was subsequently approved by shareholders on 18 April 2019.
Court sanction of the Acquisition occurred on 28 June 2019. On 1 July 2019, the acquisition was completed and RPC became a wholly owned subsidiary of Berry. The listing of RPC shares on the premium listing of the Official List of the Main Market of the London Stock Exchange was cancelled on the same date.
Following the acquisition, the revolving credit facilities, term loan and US private placement notes were repaid.
The new ultimate parent undertaking of the Group from the date of the transaction is Berry Global Group, Inc.